UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. __)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to 240.14a-12

COPART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COPART, INC.

March 12, 2009

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Copart, Inc. (the “Special Meeting”) to be held on Tuesday, April 14, 2009, at 9:00 a.m., Pacific Time, at our corporate headquarters located at 4665 Business Center Drive, Fairfield, California 94534 (see directions included in this proxy statement). The formal Notice of Special Meeting of Shareholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

The purpose of the Special Meeting is to permit you to review and consider a unique compensation arrangement for our chief executive officer and president whereby they would forego all cash and additional equity incentives, other than $1.00 per year in base salary, for the next five years in exchange for the grant to each of them of a stock option to acquire 2,000,000 shares of our common stock.  If the proposal is approved, our compensation committee will approve the stock option grant immediately after the Special Meeting, and the exercise price for the options will equal the closing price of our common stock trading on the Nasdaq Global Select Market on the date of the Special Meeting (unless the meeting is adjourned to a later date).

Our board of directors, including each of our independent directors, believes the stock option grant proposal is an effective incentive to align management and shareholder interests.  In addition, the proposal, if approved, would save us an estimated $19.7 million in aggregate cash compensation over the next five years, based on our current cash compensation structure and assumptions about future increases that are described in more detail in the shareholder proposal beginning on page 6.   Please refer to the proposal for more information about our historic compensation practices, accounting consequences of the stock option grants, our current projections of future compensation under scenarios where the stock option grants are approved and are not approved, and additional information.

Please use this opportunity to take part in our business by voting on the matters to come before the Special Meeting.   You can vote your shares via the Internet, by telephone, by completing and returning the enclosed paper proxy card by mail or by attending the meeting and voting in person.  Voting instructions for each of these methods are included in the accompanying proxy statement.  Returning the proxy card or voting electronically does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

Thank you for your ongoing support of Copart. We look forward to seeing you at our Special Meeting.

Sincerely,

Paul A. Styer
Secretary

YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING, IN THE EVENT YOU ARE NOT PERSONALLY PRESENT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT VIA MAIL IN THE ENCLOSED ENVELOPE, OR SUBMIT YOUR PROXY ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ENCLOSED WITH THE PROXY CARD.

COPART, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 14, 2009

To the Shareholders of Copart, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the “Special Meeting”) will be held on Tuesday, April 14, 2009, at 9:00 a.m., Pacific Time, at Copart’s corporate headquarters located at 4665 Business Center Drive, Fairfield, California 94534, for the following purposes:

1.
To approve the grant of an option to acquire 2,000,000 shares of our common stock to each of Willis J. Johnson, our chairman and chief executive officer, and A. Jayson Adair, our president, as more fully described in this proxy statement, such grants to be made in lieu of any cash salary or bonus compensation in excess of $1.00 per year or the grant of any additional equity incentives for a five-year period; and

2.	To transact such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

The board of directors has fixed the close of business on March 5, 2009 as the record date for determining shareholders entitled to notice of, and to vote at, the Special Meeting. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. The stock transfer books will not be closed between the record date and the date of the Special Meeting. A list of shareholders entitled to vote at the Special Meeting will be available for inspection at our corporate headquarters.

Please read carefully the following proxy statement, which describes the matters to be voted upon at the Special Meeting, and then submit your proxy as promptly as possible according to the instructions. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be submitted to ensure that all your shares will be voted. Shareholders may revoke previously delivered proxies at any time prior to the meeting. Any shareholder who has previously submitted a proxy may attend the meeting and, if the shareholder so chooses, vote in person by ballot, which will result in the revocation of the prior proxy.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to Be Held on April 14, 2009: The Proxy Statement is available free of charge at http://www.edocumentview.com/CPRT.

For the Board of Directors
COPART, INC.

Paul A. Styer Secretary
Fairfield, California
March 12, 2009

(i)

COPART, INC.
4665 Business Center Drive
Fairfield, California 94534

PROXY STATEMENT

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 14, 2009

 VOTING AND SOLICITATION

General

This proxy is solicited on behalf of the board of directors of Copart, Inc., a California corporation (which is referred to as “Copart,” the “Company,” “us,” “we” or “our” in this proxy statement), for use at our Special Meeting of Shareholders (the “Special Meeting”) to be held on Tuesday, April 14, 2009, at 9:00 a.m., Pacific Time, at our corporate headquarters located at 4665 Business Center Drive, Fairfield, California 94534. The telephone number at our headquarters is (707) 639-5000. Only shareholders of record at the close of business on March 5, 2009 will be entitled to notice of, and to vote at, the Special Meeting.

We use several abbreviations in this proxy statement. The term “proxy materials” includes this proxy statement as well as the proxy card. References to our “fiscal year” refer to our fiscal year beginning on August 1 of the prior year and ending on July 31 of the year stated.

This proxy statement and the accompanying proxy materials were first provided to our shareholders, either by mail or electronically where permitted, on or about March 12, 2009. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission.

On March 5, 2009, the record date for determination of shareholders entitled to vote at our Special Meeting, there were 83,665,918 shares of common stock outstanding held by approximately 1,714 shareholders of record. No shares of our authorized preferred stock were outstanding.

What is the purpose of the Special Meeting?

To vote on a proposal to approve the grant of an option to acquire 2,000,000 shares of our common stock to each of Willis J. Johnson, our chairman and chief executive officer, and A. Jayson Adair, our president, as more fully described in this proxy statement, such grants to be made in lieu of any cash salary or bonus compensation in excess of $1.00 per year or the grant of any additional equity incentives for a five-year period.

What is the Board of Directors’ recommendation?

The compensation proposal being submitted for approval by shareholders at the Special Meeting was approved by the compensation committee of our board of directors. Our compensation committee consists of independent directors under the rules of the Nasdaq Global Select Market.  In addition, our other independent directors, Barry Rosenstain and Matt Blunt, who are members of our nominating and governance committee, have also approved the proposal. On the recommendation of our compensation committee, our board of directors also approved the proposal for submission to shareholders and recommends that you vote your shares FOR the approval of the grant of an option to acquire 2,000,000 shares of our common stock to each of Willis J. Johnson, our chairman and chief executive officer, and A. Jayson Adair, our president, on the terms described in this proxy statement.

As described below, Mr. Johnson and Mr. Adair will each ABSTAIN from voting any shares over which he exercises voting control at the Special Meeting. Each of our independent directors has indicated he intends to vote any shares over which he exercises voting control FOR the proposal.

How may I obtain proxy materials over the Internet or electronically?

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission, in addition to mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to all of our shareholders on the Internet at http://www.edocumentview.com/CPRT. These materials are available free of charge.

If you are a shareholder of record and you vote your shares at the Special Meeting using the Internet (see instructions on your proxy card), you will have an opportunity to choose to receive your future proxy materials by email which will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment.  If you choose to receive future proxy materials by email, you will receive an email in future years with instructions containing a link to those materials as well as a link to the proxy voting site.  Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Special Meeting?

Only shareholders of record at the close of business on the record date (March 5, 2009) are entitled to notice of, and to vote at, the Special Meeting.  If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares according to your instructions.

How many votes do I have?

Each share of our common stock outstanding on the record date is entitled to one vote on each matter submitted for shareholder approval.

How many shares must be present or represented to conduct business at the Special Meeting?

A quorum comprising the holders of a majority of our outstanding shares of common stock on the record date must be present or represented for the transaction of business at the Special Meeting.

Your shares will be counted as being present at the meeting if you appear in person or if you submit your proxy either over the Internet, by telephone, or by a properly executed proxy card.

What will be the effect of broker non-votes?

A broker non-vote occurs where a broker does not vote on a certain matter, because it does not have discretion to do so, but votes on other matters where it does have discretion.  We do not expect to have any broker non-votes with respect to the proposal to approve the stock option grants.  The proposal is a non-routine matter, which means that brokerage firms may not use their discretion to vote on the proposal without express voting instructions from their clients, and there are no other matters being considered at the Special Meeting for which brokers could exercise their discretionary voting authority.

What will be the effect of abstentions?

If you abstain from voting, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. As noted above, Mr. Johnson and Mr. Adair have agreed to abstain from voting on the proposal at the Special Meeting.  However, abstentions will not be counted for purposes of determining the number of votes cast regarding any particular proposal.  California law requires that, in addition to receiving more votes “FOR” than votes “AGAINST,” a proposal must receive affirmative votes from at least a majority of the required quorum.

Who will tabulate the votes at the Special Meeting?

Votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions.

How can I vote my shares without attending the Special Meeting?

General. Your shares will be voted in accordance with the instructions you indicate when you submit your proxy. If you submit a proxy but do not indicate your voting instructions, your shares will be voted as follows:

●
FOR the approval of the grant of an option to acquire 2,000,000 shares of our common stock to each of Willis J. Johnson, our chairman and chief executive officer, and A. Jayson Adair, our president, as more fully described in this proxy statement, such grants to be made in lieu of any cash salary or bonus compensation in excess of $1.00 per year or the grant of any additional equity incentives for a five-year period; and

●	FOR or AGAINST, at the discretion of the proxy holders, upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Voting by Telephone or Internet. To vote by telephone (within the U.S., Canada and Puerto Rico), call toll-free 1-800-652-VOTE (8683) any time on a touch tone telephone.  There is no charge to you for the call.  Follow the instructions on the recorded message.  To vote over the Internet, go to the following website:  www.envisionreports.com/CPRT.  Follow the steps outlined on the secured website.  If you vote by telephone or over the Internet, you do not need to complete and mail your proxy card.  Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 14, 2009.

Voting by Mail. To vote by mail, mark, sign and date your proxy card and return it in the pre-addressed, postage-paid envelope included with the enclosed proxy card or return it to Copart, Inc. c/o Paul A. Styer, 4665 Business Center Drive, Fairfield, California 94534.  By signing and returning the enclosed proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way your shares will be voted even if you are unable to attend the meeting.  The proxy card must be received prior to the meeting in order for your vote to be counted.

How can I vote my shares in person at the Special Meeting?

If you plan to attend the Special Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name. In that case, and if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

Can I change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting. In order to revoke your proxy, you may either:

●	Make a timely and valid later Internet or telephone vote no later than 1:00 a.m., Central Time, on April 14, 2009;

●	Submit another proxy bearing a later date before the beginning of the Special Meeting;

●
Provide written notice of the revocation to our Secretary, Paul A. Styer, c/o Copart, Inc., 4665 Business Center Drive, Fairfield, California 94534, prior to the time we take the vote at the Special Meeting; or

●	Attend the meeting and vote in person and ask that your proxy be revoked. Please note that attendance at the meeting will not by itself revoke your previously granted proxy.

What is the voting requirement to approve the proposal?

We are required to obtain shareholder approval of the proposal under the rules of the Nasdaq Stock Market, LLC.  Under applicable law, approval of the proposal requires the affirmative vote of a majority of the shares of our common stock that are present (in person or by proxy) and voting at the Special Meeting.

As shareholders, Mr. Johnson and Mr. Adair would otherwise be entitled to vote their shares at the Special Meeting.  Mr. Johnson and Mr. Adair have determined, however, with the concurrence of our board of directors, that they will abstain from voting at the Special Meeting any shares over which they exercise voting control.

As a result, our compensation committee and board of directors have determined that the proposal will not be implemented or deemed approved unless it is approved by the affirmative vote of a majority of the shares of our common stock that are present (in person or by proxy) and voting at the Special Meeting, excluding the vote of any shares over which Mr. Johnson or Mr. Adair exercise voting control.

Who will bear the cost of soliciting votes for the Special Meeting?

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of proxy materials. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to you. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, facsimile or other means by our directors, officers, or employees. No additional compensation will be paid to these individuals for any such services.

What is the deadline for submission of shareholder proposals for consideration at the 2009 Annual Meeting of Shareholders?

Requirements for Shareholder Proposals to be Considered for Inclusion in Copart’s Proxy Materials. Our shareholders may submit proposals on matters appropriate for shareholder action at our annual shareholder meetings in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For such proposals to be included in our proxy materials relating to our 2009 Annual Meeting of Shareholders, all applicable requirements under Rule 14a-8 must be satisfied and such proposals must be received by us no later than July 7, 2009. Such proposals should be delivered to Copart, Inc., Attn: Paul A. Styer, Secretary, 4665 Business Center Drive, Fairfield, California 94534. The submission of a shareholder proposal does not guarantee that it will be included in Copart’s proxy statement or proxy.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting. Our bylaws establish an advance notice procedure for shareholders who wish to present certain matters before an annual meeting of shareholders where the proposal is not intended to be included in the proxy statement relating to that meeting. For shareholder nominations to our board of directors or other proposals to be considered at an annual meeting, the shareholder must have given timely notice thereof in writing to the secretary of Copart (at the address noted above) such that the shareholder notice has been received by Copart not less than ninety (90) nor more than one hundred twenty (120) days prior to the anniversary of the date on which we first mailed our proxy materials for our immediately preceding annual meeting of shareholders. To be timely for the 2009 Annual Meeting, a shareholder’s notice must be delivered to or mailed and received by the secretary at our principal executive offices between July 7, 2009 and August 6, 2009. A shareholder’s notice to the secretary must set forth, with respect to each matter the shareholder proposes to bring before the annual meeting, the information required by our bylaws. If a shareholder fails to comply with the advance notice provision set forth in the bylaws, the shareholder will not be permitted to present the proposal at the meeting.  A copy of our bylaws may be obtained free of charge by written request to the Company’s Investor Relations department c/o Copart, Inc., 4665 Business Center Drive, Fairfield, California 94534.

In addition, the proxy solicited by our board of directors for the 2009 Annual Meeting of Shareholders will confer discretionary authority on management’s proxy holders to vote on (i) any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to the August 6, 2009 deadline and (ii) on any proposal made in accordance with the bylaw provisions, if the 2009 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, provided that the shareholder has not complied with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

How may I obtain a separate set of proxy materials for the Special Meeting?

We have adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, we deliver only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name, unless we have received contrary instructions from an affected shareholder. This procedure reduces our printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

We will deliver, promptly upon written or oral request, a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the proxy statement, you may write to or call Copart’s Investor Relations Department at 4665 Business Center Drive, Fairfield, California 94534, telephone (707) 639-5000. Any such request should be made promptly in order to ensure timely delivery.  Any shareholders of record who (i) share the same address and currently receive multiple copies of our annual report and proxy statement and (ii) wish to receive only one copy of these materials per household in the future may contact our Investor Relations Department at the address or telephone number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

What if I have questions about lost stock certificates or need to change my mailing address?

You may contact our transfer agent, Computershare Trust Company, NA, by telephone at (877) 282-1618 or by facsimile at (781) 575-3605 if you have lost your stock certificate or need to change your mailing address.  You may also access instructions with respect to these matters via the Internet at www.computershare.com.

 PROPOSAL ONE

APPROVAL OF THE GRANT OF STOCK OPTIONS TO
OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER
AND PRESIDENT

What is the stock option proposal?

We are seeking your approval to grant Willis J. Johnson, our chairman and chief executive officer, and A. Jayson Adair, our president, each an option to acquire 2,000,000 shares of our common stock on the terms described below.  The exercise price of the option is expected to be the closing price of our common stock in trading on the Nasdaq Global Select Market on April 14, 2009, the date of the Special Meeting.

If shareholders approve the proposal, Mr. Johnson and Mr. Adair have agreed to forego all base salary and cash bonus compensation, other than a base salary of $1.00 per year, for a five-year period beginning on the effective date of the stock option grant. In addition, they have each agreed that they will not receive any additional stock options or other equity incentives during this five-year period.

If the Special Meeting is adjourned to a date later than April 14, 2009, we would expect the effective date of the stock option grants to be the date of shareholder approval. In the event of an adjournment of the Special Meeting to a date within a closed trading period under our insider trading policy, our compensation committee reserves the right to approve the grant of the options and to implement the termination of cash compensation (other than $1.00 per year, per executive) effective as of a future date falling within an open trading period.  In such event, all relevant terms of the option grants and the cash compensation would be revised as appropriate to reflect the actual grant date.

Why have Mr. Johnson and Mr. Adair agreed to forego all cash and equity compensation (other than $1.00 per year) for five years in exchange for a stock option?

Mr. Johnson and Mr. Adair originally conceived of the stock option in lieu of cash and additional equity compensation structure and proposed it to our compensation committee. Our board of directors and compensation committee believe that Mr. Johnson’s and Mr. Adair’s agreement evidences their extraordinary commitment to grow Copart’s business and increase shareholder value, as well as their strong belief in our business model and prospects.  Mr. Johnson founded Copart over 25 years ago, and Mr. Adair has spent most of his working career at Copart, serving as our president since 1996.  Mr. Johnson and Mr. Adair have been the visionaries behind Copart’s expansion from a regional salvage company to 147 facilities in three countries. In an unprecedented economic environment, our compensation committee believes this sharing of risk is a strong and unique statement by Mr. Johnson and Mr. Adair.  As Mr. Johnson and Mr. Adair develop and execute our corporate growth initiatives over the next five years, our board and compensation committee believe that these option agreements will serve to align their individual interests with those of our shareholders to the maximum extent possible.  In particular, because the value of the options on exercise will be directly correlated with the trading price of our common stock, Mr. Adair and Mr. Johnson will have substantial incentives to manage our business in ways that increase shareholder value.

What happens if the stock option grants are not approved?

If shareholders do not approve the stock option grant proposal, we will not grant the stock options.  Mr. Johnson and Mr. Adair will remain eligible, during the term of their employment with Copart, to receive cash compensation (including salary and bonuses) and to be granted equity incentive awards.

Did independent directors of Copart approve this proposal?

Yes.  Our compensation committee, which consists entirely of “independent directors” within the guidelines established by the Nasdaq Stock Market, LLC, approved the proposal and the related compensation arrangements.  Barry Rosenstein and Matt Blunt, independent directors who are members of our nominating and governance committee, also approved the proposal and related compensation arrangements.

What is the required vote?  Will Mr. Johnson and Mr. Adair be permitted to vote their shares with respect to the proposal?

We are required to obtain shareholder approval of the proposal under the rules of the Nasdaq Stock Market, LLC.  Under applicable law, approval of the proposal requires the affirmative vote of a majority of the shares of our common stock that are present (in person or by proxy) and voting at the Special Meeting.

As shareholders, Mr. Johnson and Mr. Adair would otherwise be entitled to vote their shares at the Special Meeting.  Mr. Johnson and Mr. Adair have determined, however, with the concurrence of our board of directors, that they will abstain from voting at the Special Meeting any shares over which they exercise voting control.

As a result, our compensation committee and board of directors have determined that the proposal will not be implemented or deemed approved unless it is approved by the affirmative vote of a majority of the shares of our common stock that are present (in person or by proxy) and voting at the Special Meeting, excluding the vote of any shares over which Mr. Johnson or Mr. Adair exercise voting control.

Have your independent directors indicated how they intend to vote their shares?

Each of our independent directors has indicated he intends to vote any shares over which he exercises voting control FOR the proposal.

How does the size of the option grant compare to Copart’s total capitalization, and how did the compensation committee determine that the size of the grant was appropriate?

As of March 5, 2009, we had 83,665,918 million shares of our common stock outstanding.  As a result, each stock option grant represents approximately two and four-tenths percent (2.4%) of our outstanding common stock.  The compensation committee believed that sizable grants were appropriate to create the proper incentives for Mr. Johnson and Mr. Adair, particularly given their willingness to forego all cash and equity compensation for five years, other than a base salary of $1.00 per year.  The committee also noted that neither Mr. Johnson nor Mr. Adair will realize value from the options unless the value of the shares underlying the options increases, which will offset in part the potentially dilutive impact of the options.

What is the term of the options, and how will they vest?  Under what circumstances will vesting accelerate?

Each option will have a ten (10) year term from the date of grant, subject to earlier termination if Mr. Johnson or Mr. Adair, as the case may be, ceases to provide services to Copart as an employee, director, or consultant.  If we terminate Mr. Johnson or Mr. Adair as a service provider at any time without "cause," or they resign as a service provider for "good reason" upon or following a "change-in-control", each of them will be able to exercise their option with respect to all shares for the full term of the option. If either of them is terminated as a service provider for any other reason, including a voluntary termination, each of them will be able to exercise the option, to the extent vested as of the date of termination, for a period of twelve months following such termination.

Each option will become exercisable over five years, subject to continued service, with twenty percent (20%) vesting on the first anniversary of the grant date, and the balance vesting ratably over the subsequent four years.  Each option will become fully vested, assuming continued service, on the fifth anniversary of the date of grant. We currently expect the grant date to be the date of the Special Meeting.

If prior to a change in control we terminate either executive’s service without cause, then one hundred percent (100%) of the shares subject to that executive’s stock option will immediately vest.  If upon or following a change in control either we or a successor entity terminates the executive’s service without cause, or the executive resigns for good reason, then one hundred percent (100%) of the shares subject to his stock option will immediately vest.  For more information about these accelerated vesting provisions, including the definitions of “cause,” “good reason,” and “change in control,” please see the section captioned “Potential Post-Employment Payments upon Termination or Change in Control” contained in this proxy statement.

Will the stock options be granted under Copart’s 2007 Equity Incentive Plan?

No.  Our compensation committee believes this unique compensation structure is a substantial deviation from our typical grant practices under the equity incentive plan. Our compensation committee elects to grant these options outside our plan in order to avoid depleting our share reserve and to permit continued availability of reserves for grants to other key personnel.

What are the accounting consequences to Copart of the stock option grants?

We will be required to recognize non-cash compensation expenses related to the stock options equal to their fair value on the date of grant as determined using the Black-Scholes valuation model, which is a recognized valuation model and the one we use to recognize stock option compensation expense for financial accounting purposes.  The fair value would be recognized as compensation expense ratably over the vesting period of the stock options and reflected as a component of general and administrative expenses.  Based on an assumed share value at the date of grant of $26.40 (the closing price of our common stock on the record date), current interest and dividend rates, and assumptions concerning volatility and option term, we currently estimate that we would recognize an annual non-cash stock compensation expense related to the stock option grants of approximately $4,245,480 for each of Mr. Johnson and Mr. Adair, in addition to any stock compensation expense we recognize for previously granted stock options that continue to vest.  However, we will not be able to determine the final Black-Scholes valuation and the associated compensation expense until the time the options are granted.  As a result, the actual compensation expense we are required to recognize for the stock options could differ materially from our current expectations.  Among other factors, the current trading price of our common stock is a heavily weighted factor in the Black-Scholes valuation model, and differences between the closing price on the record date and the closing price on the date of grant are among the factors that could result in material differences between our actual and estimated compensation expense.

How will estimated annual future compensation if the shareholder proposal is not approved compare to estimated annual future compensation if it is approved (valuing the options based on their aggregate fair value at the time of grant)?

The following table provides information on the average annual compensation we currently estimate paying Mr. Johnson and Mr. Adair in each of fiscal years 2010 through 2014 if the stock option grant proposal is not approved as compared to the estimated annual non-cash equity compensation expense we would recognize during the stock option vesting period if the stock option grant proposal is approved.

For purposes of estimated compensation data from fiscal 2010 through fiscal 2014, if the stock option grant proposal is not approved, we have assumed increases in base salary for each of Mr. Johnson and Mr. Adair from $750,000 for fiscal 2009 to $869,456 for fiscal 2014.  We have also assumed increases in annual bonuses from $1,050,000 in fiscal 2009 to $1,217,238 in fiscal 2014.  Finally, we have assumed that the compensation committee approves grants of options to acquire 200,000 shares of our common stock to each executive in each such fiscal year.  Although these assumed stock option grants are larger than the average grants made to Mr. Johnson and Mr. Adair in recent years, our compensation committee strongly believes that options grants effectively align shareholder and management interests and, as a result, would expect to increase the equity incentive component of Mr. Johnson’s and Mr. Adair’s compensation if the proposal is not approved by the shareholders.

Under both scenarios shown in the table, the line item identified as “equity compensation” reflects our estimate of the aggregate fair value of stock options at the time of grant; these values do not reflect the actual compensation expense we would be required to recognize under Financial Accounting Standard 123(R). The estimated future impact of these grants and prior grants on our general and administrative expenses are reflected in the table included with the question below.  The Black-Scholes valuation relies on numerous assumptions, including the exercise price of the option, the estimated term of the option (which is based on our historic experience with option grants and not the actual term of the option), stock price volatility, anticipated dividend yield, and applicable interest rates. The actual fair value of the options will be determined based on circumstances at the time the options are granted, and changes in the assumptions underlying the Black-Scholes Option Pricing Model can result in material variations in the fair value calculated.  For purposes of the table below, we have assumed, under both scenarios, an option term of 6.97 years, stock price volatility of 35.59%, interest rates of 1.82%, a zero percent dividend yield, and an exercise price of $26.40, the closing price of our common stock in trading on the Nasdaq Global Select Market on the record date.

	Estimated Average Annual Compensation if the Option Grants are NOT Approved (FY 2010 through 2014)		Estimated Average Annual Compensation if the Option Grants are Approved (April 2009 through April 2014)
	Mr. Johnson	Mr. Adair	Mr. Johnson	Mr. Adair
Base Salary	$820,261	$820,261	$5	$5
Cash Bonuses	$1,148,366	$1,148,366	$–	$–
Equity Compensation	$2,122,740	$2,122,740	$4,245,480	$4,245,480
Total	$4,091,367	$4,091,367	$4,245,485	$4,245,485

How will total compensation expense (including both cash expense and non-cash stock compensation expense) vary in future periods if the shareholder proposal is not approved and if it is approved?

The following table provides estimates of our future total compensation expense, including cash expense and non-cash stock option compensation expense, that would be reflected in our general and administrative expense under the scenarios where the stock option grants are approved and are not approved.  Please note that in both scenarios, we include stock option compensation expense relating to prior period option grants that will continue to vest during the periods indicated.

For purposes of estimated compensation expenses if the shareholder proposal is not approved, we have assumed increases in base salary for each of Mr. Johnson and Mr. Adair from $750,000 for fiscal 2009 to $869,456 for fiscal 2014.  We have also assumed increases in annual bonuses from $1,050,000 in fiscal 2009 to $1,217,238 in fiscal 2014.  Finally, we have assumed that the compensation committee approves grants of options to acquire 200,000 shares of our common stock to each executive in each such fiscal year.  Although these assumed stock option grants are larger than the average grants made to Mr. Johnson and Mr. Adair in recent years, our compensation committee strongly believes that option grants effectively align shareholder and management interests and, as a result, would expect to increase the equity incentive component of Mr. Johnson’s and Mr. Adair’s compensation if the proposal is not approved by the shareholders.

Under the scenarios where the proposed grants are not approved, we have assumed that cash compensation resumes in April 2014, with base salary set at $869,456 and an annualized bonus set at $1,217,238 for each of Mr. Johnson and Mr. Adair.  For purposes of the period from April 14, 2014 to July 31, 2014, the end of our 2014 fiscal year, we have prorated salary and bonus compensation based on these assumptions.

For purposes of the following table, non-cash stock option compensation expense reflects our current estimates of charges that will be reflected under Financial Accounting Standard 123(R), including with respect to prior period stock option grants that will continue to vest.  For additional information about the non-cash stock compensation element of total compensation expense, please refer to the question immediately following the table below.  In the next question, we identify the amount of non-cash stock compensation expense that is included with total compensation in the table accompanying this question as well as the assumptions underlying the stock option expense calculations.

	Total Cash and Equity Compensation Expense
	Mr. Johnson		Mr. Adair
Fiscal Year	If proposed grants are approved	If proposed grants are NOT approved	If proposed grants are approved	If proposed grants are NOT approved
2009	$2,599,513	$2,605,658	$2,900,657	$2,906,802
2010	$5,051,136	$3,084,203	$5,390,530	$3,423,597
2011	$4,864,908	$3,378,143	$5,204,302	$3,717,537
2012	$4,826,145	$3,821,217	$5,166,469	$4,161,541
2013	$4,399,085	$3,817,712	$4,678,479	$4,157,106
2014	$3,600,803	$4,209,433	$3,653,804	$4,262,434

How will your estimated non-cash stock option compensation reflected in general and administrative expense differ if the proposed grants are or are not approved?

The following table provides estimates of our future stock compensation expense under Financial Accounting Standard 123(R) for Mr. Johnson and Mr. Adair as reflected in general and administrative expense under the scenarios where the stock option grants are approved and are not approved. These amounts are included as part of "Total Compensation" in the table immediately preceding this question. Please note that in both scenarios, we include stock option compensation expense relating to prior period option grants that will continue to vest during the periods indicated.

Estimating future stock option compensation expense requires us to value stock options under the Black-Scholes Option Pricing Model and then amortize the resulting value over the relevant vesting period.  As noted above, the Black-Scholes model relies on data that can only be determined at the time the grant is made.  Our current estimates of these data could differ materially from those in effect at the time of grant.  As a result, our actual compensation expense could differ materially from that reflected below.

For purposes of the following table, we have assumed that if the stock option grant proposal described in this proxy statement is not approved, we will grant Mr. Johnson and Mr. Adair each an option to acquire 200,000 shares of common stock in each of fiscal years 2010 through 2014. As noted previously, these assumed option grants are larger than our recent grants but consistent with our compensation committee’s expectations concerning the size of future equity incentives if the shareholder proposal is not approved.  We have valued all options for purposes of the table below, including the options subject to shareholder approval at the Special Meeting, under the Black-Scholes Option Pricing Model based on the following assumptions:  an option term of 6.97 years; stock price volatility of 35.59%; interest rates of 1.82%; a zero percent dividend yield; and an exercise price of $26.40, the closing price of our common stock in trading on the Nasdaq Global Select Market on the record date.

	Estimated Annual Stock Option Compensation Expense Under FAS 123(R)
	Mr. Johnson		Mr. Adair
Fiscal Year	If proposed grants are approved	If proposed grants are NOT approved	If proposed grants are approved	If proposed grants are NOT approved
2009	$2,073,486	$805,658	$2,374,630	$1,106,802
2010	$5,051,135	$1,230,203	$5,930,529	$1,569,597
2011	$4,864,907	$1,468,523	$5,204,301	$1,807,917
2012	$4,826,144	$1,854,308	$5,166,468	$2,194,632
2013	$4,399,084	$1,791,796	$4,678,478	$2,131,190
2014	$2,977,652	$2,122,740	$3,030,653	$2,175,741

How can we compare the economic value of the stock option awards with prior compensation practices?

Our compensation committee believes that direct comparison of our current compensation structure and the proposed stock option grant structure is difficult if not impossible.  Mr. Johnson and Mr. Adair have agreed to forego all their cash and additional equity compensation (other than an annual salary of $1.00 per year for each officer) over the next five years in exchange for the stock option grants.  By doing so, they accept extraordinary compensation risks relating to the price of our common stock, including systemic market risks that would be unrelated to our actual operating performance.  It is possible that Mr. Johnson and Mr. Adair could realize no value in connection with the stock option grants.   However, generally accepted accounting principles require us to recognize stock compensation expense based on the value of the options on the grant date, and Securities and Exchange Commission rules require us to disclose these non-cash charges as compensation to the executives, in each case regardless of the ultimate value realized by Mr. Johnson or Mr. Adair.  As a result, our compensation committee believes that a direct comparison of past compensation practices and the stock option proposal is not particularly meaningful

Nevertheless, if shareholders approve the stock option proposal, as described above, our non-cash compensation expense will increase substantially relative to historic amounts. As indicated above, the Black-Scholes valuation model, which relies on numerous assumptions, imputes a considerable value to the option rights we propose to grant and these grants will be reflected as compensation expense in our statement of operations.   On the other hand, we will no longer incur any cash compensation expense for base salaries or cash bonus incentives for Mr. Johnson or Mr. Adair (other than $1.00 per year for each officer).

How does prior cash compensation compare to future cash compensation under the proposal?

The following table summarizes recent base salary and cash bonus payments to Mr. Adair and Mr. Johnson, assuming that such payments will cease on April 14, 2009 if the stock option grants are approved and will not be resumed before April 14, 2014 (other than $1.00 each in base salary per year).

	Mr. Johnson				Mr. Adair
	FY2007	FY2008	(Estimate) FY2009[2]	April 2009 through April 2014	FY2007	FY2008	(Estimate) FY2009[2]	April 2009 through April 2014
Base Salary	$750,000	$750,000	$526,027	$5	$600,000	$600,000	$526,027	$5
Cash Bonuses[1]	$1,050,000	$1,050,000	$–	$–	$800,000	$1,050,000	$–	$–
__________________________
1 For fiscal year 2008, bonuses were paid under our shareholder-approved Executive Bonus Plan.
2 Estimates for fiscal year 2009 assume shareholder approval of proposal one and no further payments of base salary or cash bonuses after April 14, 2009.  For fiscal 2009, Mr. Johnson’s current base salary is $750,000 per year, and Mr. Adair’s current base salary is also $750,000.

What was the aggregate Black-Scholes value at the time of grant of recent equity incentive awards to Mr. Johnson and Mr. Adair?

The following table presents historic information concerning the aggregate fair value at the time of grant for options granted in each of the indicated fiscal years to Mr. Johnson and Mr. Adair.  If the shareholder proposal is approved, no further grants will be made to Mr. Johnson or Mr. Adair prior to 2014.

	Mr. Johnson			Mr. Adair
Fiscal Year	Shares	Exercise Price	Black-Scholes Value[1]	Shares	Exercise Price	Black-Scholes Value[1]
2007	–	$–	$–	–	$–	$–
2008	200,000	$34.39	$2,898,560	200,000	$34.39	$2,898,560
2009	–	$–	$–	100,000	$39.55	$1,697,900

__________________________
1 Reflects the aggregate fair value of stock options at the time of grant under the Black-Scholes Option Pricing Model, based on the exercise price of the option, the estimated term of the option (which is based on our historic experience with option grants and not the contractual term of the option), stock price volatility, anticipated dividend yield, and applicable interest rates.  For purposes of fiscal 2008 option grants, we assumed an option term of 6.71 years, stock price volatility of 32.37%, a dividend yield of zero percent, an interest rate of 4.23%, and an exercise price of $34.39.  For purposes of fiscal 2009 option grants, we assumed an option term of 6.97 years, stock price volatility of 35.59%, a dividend yield of zero percent, an interest rate of 3.05%, and an exercise price of $39.55.

How does the board of directors recommend I vote?

Our board of directors unanimously recommends voting “FOR” the approval of the stock options as described in this proposal.

What other material terms of the stock options should I understand?

The following is a summary of other principal terms of the stock options. The summary is qualified in its entirety by reference to the form of Stand-Alone Option Agreement attached to this proxy statement as Appendix A.

Administration of the Stock Options.  The board or our compensation committee will administer the stock options. The compensation committee will grant the awards. Each member of our compensation committee qualifies as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1933, as amended, and as an “outside director” under Section 162(m) of the Internal Revenue Code so that we can receive a federal tax deduction for certain compensation paid pursuant to the stock options.

General.  The stock options will be granted as nonstatutory stock options

Transferability of Stock Options.  The stock options are not transferable in any manner other than by the laws of descent or distribution, and all rights with respect to a stock option generally will be available during an executive’s lifetime only to the executive.

Change in Control.  In the event of a merger or change in control, the stock options will be treated as the administrator determines, including that each stock option will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation.  In the event that the successor corporation, or the parent or subsidiary of the successor corporation, does not assume or substitute for the stock options, the executive will fully vest in and have the right to exercise all of shares subject to the stock option.  The administrator will notify the participant in writing or electronically that the stock option will be fully vested and exercisable for a period of time determined by the administrator in its sole discretion, and the stock option will terminate upon the expiration of such period.

Amendment.  Subject to any shareholder approval requirements that may be imposed by applicable law or the rules of the Nasdaq Global Select Market, the stock options may be amended with the approval of the compensation committee and the individual executives.

How many options will Mr. Johnson and Mr. Adair receive after the effective date of the grants if the shareholder proposal is approved?

If the stock option proposal is approved, neither Mr. Johnson nor Mr. Adair will receive any additional stock option grants prior to the fifth anniversary of the effective grant date of the stock options.  The following is a summary of the number of shares subject to the stock options to be received by Mr. Johnson and Mr. Adair if this proposal is approved by the shareholders:

Name of Individual or Group	Number of Stock Options
Willis J. Johnson, Chairman and CEO	2,000,000
A. Jayson Adair, President	2,000,000
All current executive officers as a group	4,000,000
All current directors who are not executive officers, as a group	–
All employees who are not executive officers, as a group	–

The market value of a share of our common stock as of March 5, 2009, the record date for the Special Meeting, was $26.40 per share, based on the closing sales price for our common stock reported on that date on the Nasdaq Global Select Market.

What are the federal tax aspects of the stock options?

The following paragraphs summarize the general federal income tax consequences to U.S. taxpayers and Copart of the stock options. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income will be recognized by Mr. Johnson or Mr. Adair when the stock options are granted.  Upon exercise, the executives will recognize ordinary income in an amount equal to the excess of the fair market value on the exercise date of the shares purchased over the exercise price. Any taxable income recognized in connection with the stock option exercise will be subject to tax withholding by us.  Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Tax Effect for Copart.  We generally will be entitled to a tax deduction in connection with the stock options in an amount equal to the ordinary income realized by the executive upon exercise of the stock option.  Special rules limit the deductibility of compensation paid to our principal executive officer, Mr. Johnson, and to each of our three most highly compensated executive officers for the taxable year (other than the principal executive officer or principal financial officer). Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.  However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include shareholder approval of the stock options.  The stock options have been structured so that they qualify as performance-based for purposes of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with them.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON EXECUTIVES AND COPART WITH RESPECT TO THE GRANT AND EXERCISE OF THE STOCK OPTIONS.  IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN EXECUTIVE’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN EXECUTIVE MAY RESIDE.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2009 with respect to shares of our common stock that may be issued upon the exercise of options and similar rights under all of our existing equity compensation plans, including our 2007 Equity Incentive Plan, our 2001 Stock Option Plan, our 1994 Employee Stock Purchase Plan, the 1994 Director Option Plan and our 1992 Stock Option Plan. Our 2001 Stock Option Plan was terminated in 2007; our 1992 Stock Option Plan was terminated in 2001; and our 1994 Director Option Plan was terminated in August 2003. No additional grants will be made under these plans but options granted prior to the termination of each plan remain outstanding and are subject to the terms of the applicable plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	4,494,645	(2)	$22.54	(3)	4,457,030	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	4,494,645		$22.54		4,457,030

(1)
We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 1994 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under that plan. The 1994 Employee Stock Purchase Plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

(2)
Reflects the number of shares of common stock to be issued upon exercise of outstanding options under the 1992 Stock Option Plan, the 1994 Director Option Plan, the 2001 Stock Option Plan, and the 2007 Equity Incentive Plan.

(3)	Reflects the weighted average exercise price of outstanding options under the 1992 Stock Option Plan, the 1994 Director Option Plan, the 2001 Stock Option Plan, and the 2007 Equity Incentive Plan.

(4)
Includes securities available for future issuance under the 1994 Employee Stock Purchase Plan and the 2007 Equity Incentive Plan. No securities are available for future issuance under the 2001 Stock Option Plan, 1992 Stock Option Plan and 1994 Director Option Plan.

FORWARD-LOOKING STATEMENTS

This proxy statement, including the section entitled “Compensation Discussion and Analysis” set forth below, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us in the future. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended July 31, 2008, and in our periodic reports on Form 10-Q and current reports on Form 8-K as filed with the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Recent Compensation Developments

In late 2008, Willis J. Johnson, our chairman and chief executive officer, and A. Jayson Adair, our president, presented our compensation committee with a proposal for a unique compensation arrangement in which they would forego all salary and bonus compensation (other than $1.00 per year) in exchange for a sizable stock option grant.   In addition, they would agree to forego any additional equity incentives until the options were fully vested.  The compensation committee reacted very favorably to Mr. Johnson’s and Mr. Adair’s proposal. The committee believed it demonstrated an extraordinary senior management commitment to Copart and its shareholders and offered strong evidence of management’s conviction concerning Copart’s strategy and prospects.

Over the course of the next several months, members of the compensation committee, individually among themselves and in periodic meetings, further discussed management’s proposal concerning equity in lieu of cash and other equity compensation.  Mr. Johnson and Mr. Adair participated in several, but not all, of these discussions.  Among the factors discussed and considered by the compensation committee in making its final determination were the following:

●	the extent to which the proposal achieved the compensation committee’s objective of aligning management interests with shareholder interests;

●
the accounting implications and associated non-cash compensation expense of the equity proposal as compared to the cash and non-cash compensation expense that would result from continuing current compensation arrangements;

●	the impact of the equity proposal on our cash position relative to the anticipated impact of continuing current compensation arrangements;

●	the terms and conditions of the equity incentive, including whether it consisted of stock options or restricted stock and the vesting terms and conditions of the proposed equity issuance.

Following further consideration of these and other factors, the compensation committee met and approved a stock-option in lieu of cash or additional equity compensation program on March 4, 2009.  Specifically, subject to shareholder approval as described in this proxy statement, the compensation committee and board of directors, excluding Mr. Johnson and Mr. Adair, approved the grant of a non-qualified stock option to each of Mr. Johnson and Mr. Adair on the following terms:

Number of Shares Subject to Option	2,000,000 shares of Common Stock for each of Mr. Johnson and Mr. Adair
Exercise Price	Equal to the closing price of Copart Common Stock in trading on the Nasdaq Global Select Market on the date of grant
Vesting
20% of the shares become exercisable on the first anniversary of the date of grant; the balance of the shares become exercisable on a monthly basis over 48 months at the rate of 33,333 shares per month

Vesting Acceleration Triggers
Upon a termination of the officer’s employment by Copart without Cause (as defined) before or following a change in control or resignation for Good Reason (as defined) following a change in control, the option would become fully vested

Option Term
10 years; provided that in the event of a voluntary termination (other than for good reason following a change-in-control) or involuntary termination for Cause at anytime, the option may be exercised, to the extent vested, within twelve (12) months of the date of termination

In the event shareholders do not approve the option grants described above, Mr. Johnson and Mr. Adair will continue to participate in the compensation programs currently in effect.  The terms and conditions of the proposed option grants are described in greater detail under Proposal One in this proxy statement.

We are required to obtain shareholder approval of the proposal under the rules of the Nasdaq Stock Market, LLC.  Under applicable law, approval of the proposal requires the affirmative vote of a majority of the shares of our common stock that are present (in person or by proxy) and voting at the Special Meeting.

As shareholders, Mr. Johnson and Mr. Adair would otherwise be entitled to vote their shares at the Special Meeting.  Mr. Johnson and Mr. Adair have determined, however, with the concurrence of our board of directors, that they will abstain from voting at the Special Meeting any shares over which they exercise voting control.

As a result, our compensation committee and board of directors have determined that the proposal will not be implemented or deemed approved unless it is approved by the affirmative vote of a majority of the shares of our common stock that are present (in person or by proxy) and voting at the Special Meeting, excluding the vote of any shares over which Mr. Johnson or Mr. Adair exercise voting control.

The following discussion provides additional information concerning the compensation committee’s decision-making process in approving the option grants:

Determination of Type of Award, Size of Award, and Exercise Price

The compensation committee considered whether to issue the award in the form of a stock option grant as compared to restricted stock or restricted stock units, or RSUs.  Restricted stock and RSUs are considered “full value” awards in that the shares are issued directly to the executive and, assuming the shares become vested, will result in a compensatory benefit to the executive equal to the value of the shares at the time of vesting.  Even if the stock price decreases between the issuance date and the vesting date, restricted stock or RSUs will still result in a compensatory benefit to the executive.  In contrast, an executive will not realize any value from a stock option grant unless the price of the underlying stock appreciates above the exercise price.  Because of this feature, the compensation committee determined that a stock option grant, as proposed by Mr. Johnson and Mr. Adair, was more appropriate to achieve the committee’s objective of ensuring management incentives to increase shareholder value.

In evaluating the size of the award, the compensation committee reviewed the size of the grant relative to our outstanding common stock and also considered the accounting consequences of the grant to Copart.  The compensation committee noted that as of March 4, 2009, we had issued and outstanding approximately 83.7 million shares of our common stock and that each two million share option grant represented approximately two and four-tenths percent (2.4%) of our outstanding common stock and our fully diluted outstanding common stock, which includes our outstanding options and available option reserves.  The compensation committee determined that the size of the grants was fair and reasonable given Mr. Johnson’s and Mr. Adair’s substantial level of experience with Copart and their unique understanding of our business model.  In addition, the compensation committee determined that a sizable grant was necessary and appropriate in order to ensure the grant created appropriate incentives for the executives.

In considering the accounting consequences of the grant, the compensation committee reviewed the estimated fair value of the option grants under the Black-Scholes option pricing model, which amount would be amortized as a non-cash stock option compensation expense over the vesting term of the options.  Although the fair value determined by the Black-Scholes option pricing model is subject to numerous assumptions, it is a recognized valuation methodology for valuing stock options and is the basis on which we will recognize stock option compensation expenses relating to the new grants under applicable accounting rules.

The compensation committee acknowledged that Copart will incur estimated non-cash stock compensation expenses of approximately $4,245,480 million per year per executive over the vesting term of the options and that this amount exceeds the total compensation expense reflected in our financial statements for Mr. Johnson and Mr. Adair in recent years.  Nevertheless, the committee determined that the incentive aspects of the stock options substantially outweighed any adverse accounting consequences of the proposed option grants.  In determining that the number of shares and option structure were appropriate and reasonable, notwithstanding the accounting consequences, the compensation committee considered the following factors, among others:

●
Accepting stock option grants in lieu of all cash compensation requires Mr. Johnson and Mr. Adair to accept substantial compensation risks relating to the price of our common stock, including systemic market risks that are unrelated to our actual operating performance. It is possible that Mr. Johnson and Mr. Adair could realize no value in connection with the stock option grants;

●	We will not incur the substantial cash expenses associated with base salary and cash bonuses that we have paid in recent years;

●	The compensation expense associated with the stock option grants does not involve the payment of cash, thus conserving cash resources in an uncertain economic climate; and

●
By obtaining shareholder approval of the grant in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and granting non-qualified stock options, we expect to preserve the tax deductibility of any associated income at the time of exercise (see “Tax and Accounting Implications”).

The compensation committee elected to fix the exercise price of the option as the closing sale price of our common stock in trading on the date of shareholder approval, currently anticipated to take place on April 14, 2009.

Tax and Accounting Implications

In determining whether to grant the stock options, it was important that we would be able to fully deduct for income tax purposes any income realized by the executives in connection with the exercise of the stock options.  Special rules limit the deductibility of compensation paid to our chief executive officer, Mr. Johnson, and to each of our three most highly compensated executive officers for the taxable year (other than the principal executive officer or principal financial officer), which includes Mr. Adair. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.  We have structured the stock options so that they qualify as performance-based for purposes of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with them.

Discussion of Compensation Philosophy and Prior Year Compensation

Overview of Executive Compensation Programs

This section of our proxy statement provides an overview of our executive compensation programs, the material decisions we have made with respect to each element of our executive compensation program and the material factors we considered when making those decisions. Following this discussion, you will find further information in the executive compensation tables about the compensation earned by or paid to each of our “named executive officers.” Our named executive officers consist of (i) our chief executive officer, (ii) our chief financial officer, and (iii) our three most highly compensated executive officers other than our chief executive officer and chief financial officer who were serving as executive officers as of July 31, 2008, the end of our 2008 fiscal year.  For fiscal 2008, our named executive officers were Willis J. Johnson, our chairman and chief executive officer; William E. Franklin, our chief financial officer; A. Jayson Adair, our president; Vincent W. Mitz, our executive vice president; and David L. Bauer, our senior vice president of information technology and chief information officer.

Role of Our Compensation Committee

The compensation committee of our board of directors administers our executive compensation programs. In carrying out its responsibilities, the committee:

●	communicates our executive compensation philosophies and policies to our executive officers;
●	participates in the continuing development of, and approves changes in, our compensation policies;
●	conducts an annual review to approve each element of executive compensation, taking into consideration management recommendations; and
●	administers our equity incentive plans, for which it retains sole authority to approve grants of awards to any of our executive officers.

Our compensation committee currently consists of directors Daniel J. Englander (chairman), Steven D. Cohan and Thomas W. Smith (who joined the committee on September 17, 2007). During a portion of fiscal year 2008 until their resignations from our board of directors as of September 14, 2007, our compensation committee also included former directors Harold Blumenstein and James Grosfeld. Each of the current and former members of our compensation committee during fiscal year 2008 was an independent director under the rules of the NASDAQ Global Select Market, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The compensation committee operates according to a charter that details its specific duties and responsibilities, a copy of which is available in the Investor Relations section of our corporate website at http://www.copart.com/c2/pdf/compensation_cc.pdf.

 Role of Management in Compensation Process

Our chief executive officer, president, chief financial officer, executive vice president and senior vice president of human resources support the compensation committee’s work by providing the compensation committee with information relating to our financial plans, performance assessments of our executive officers and other personnel-related data.

Each executive officer participates in our annual goal-setting and performance measurement process applicable to all employees.  As part of this annual process, each executive officer proposes qualitative, individual goals and objectives for the coming fiscal year that are intended to (i) promote continuing organizational and process improvements, and (ii) contribute to our financial strength.  These proposed goals are then reviewed with each executive officer, and are subsequently approved following that review, by our chief executive officer, president and executive vice president.  The compensation committee does not participate in the setting of qualitative goals and objectives for our executive officers.  Each officer’s goals are specifically tailored to his or her function and may vary from year to year.  Our chief executive officer, as the person to whom our other officers directly report, is responsible for evaluating individual officers’ contributions to corporate objectives as well as their performance relative to individual objectives. Assessment of individual performance may include objective criteria, such as the execution of projects in a timely manner, but is largely subjective.

Following the end of each fiscal year and after the completion of the performance measurement process described above, our chief executive officer and president make recommendations to the compensation committee with respect to all elements of compensation for each of our executive officers, including themselves. Our compensation committee then discusses these recommendations, first with the chief executive officer and president present and then in executive session without members of management present. Members of management do not participate in final determinations of their own compensation.  Our compensation committee is solely responsible for the final approval of all forms of executive compensation and, while the committee considers the recommendations of management, it does not always follow those recommendations.

Our compensation committee has the authority under its charter to engage the services of outside advisors for assistance. The compensation committee has neither relied on nor has it retained outside advisors for purposes of making determinations with respect to executive compensation.

Compensation Philosophy and Program Design

The principal objectives of our compensation and benefits programs for executive officers are to:

●	attract and retain senior executive management;
●	motivate their performance toward corporate objectives; and
●	align their long-term interests with those of our shareholders.

Our compensation committee believes that maintaining and improving the quality and skills of our management team and appropriately providing incentives for their performance are critical factors that will affect the long-term value realized by our shareholders.

As further described below, compensation for our executive officers has historically consisted of four main elements:  (i) base salary, (ii) cash bonus, (iii) equity-based incentive awards, and (iv) benefits and perquisites. Prior to compensation committee approval of the equity compensation proposal being submitted for shareholder approval with this proxy statement, our compensation committee had not adopted any formal or informal policies or guidelines for allocating compensation between cash and equity compensation or among different forms of non-equity compensation. The compensation committee believes that a substantial portion of an executive officer’s compensation should be performance-based, whether in the form of cash bonus or equity compensation. We consider “performance-based” compensation to be the portion of an executive’s total compensation that is determined based on (i) the executive’s individual contribution to our strategic goals and operating results, as in the case of discretionary cash bonuses and equity awarded in recognition of individual performance, or (ii) our degree of success in meeting certain performance targets as established under the Executive Bonus Plan.  In other words, "performance-based" compensation is at risk to the executive and may not be earned. Cash bonuses payable based on achievement of performance targets and stock options, when value is dependent in part on our future operating performance, are examples of "performance-based" compensation. The compensation committee believes that performance-based compensation drives business performance and aligns the interests of our executives with those of our shareholders.  For instance, equity awards in the form of stock options align executive officer financial interests directly with the shareholder via stock price appreciation over the vesting period of the options.  In addition, our cash bonus program helps translate our overall strategic initiatives (which are geared toward improvement in our financial strength) into daily actions, with rewards provided to employees who accomplish their goals.

Historically, we have not determined our compensation levels based on specific peer company benchmarks or analyses prepared by outside compensation consultants. Rather, our compensation committee has based its determinations on the committee’s collective assessment of quantitative as well as subjective factors relating to corporate and individual performance and on the committee’s experience and view of appropriate levels of compensation in light of (i) our size and operating budgets, (ii) the historically increasing geographic scope of our operations, and (iii) and the responsibilities and performance of the individual officer.

 Our compensation committee traditionally makes its determinations concerning base salary, cash bonuses and additional equity incentive awards annually after the end of each fiscal year, based on a review of (i) our financial performance during the prior fiscal year as measured against the operating plan approved by the board of directors for the applicable fiscal year, (ii) each individual officer’s contribution toward that performance, and (iii) the recommendations of our chief executive officer and president. Although the committee has historically not identified specific financial performance targets (except in connection with the Executive Bonus Plan, as discussed below), its annual analysis has focused on quantitative factors such as trends in our revenues and earnings per share.  Our compensation committee does not take a formulaic approach to setting compensation for our executive officers but does take into consideration whether or not we have met or exceeded our operating plan for a particular fiscal year when making its determinations of appropriate levels of compensation for our executive officers.  The committee has also reviewed subjective factors such as the growth in the scope of our operations, our performance in effectively integrating important acquisitions and our performance in implementing key corporate strategic initiatives such as the conversion of all our North American salvage yards to a proprietary Internet-based auction service in fiscal 2004 and our expansion to the United Kingdom in 2007.

Our compensation committee believes that our historic levels of executive compensation have been reasonable and appropriate in light of (i) the size of our business, both financially and operationally, (ii) the substantial contribution of our long-tenured executive team in contributing to our historical growth, and (iii) the need to retain our key executive officers who have substantial levels of industry and Copart-specific experience.  With the exception of our chief financial officer, each of our named executive officers has been employed with us for over a decade and with either us or a company we acquired for tenures ranging from 17 to 25 years.  In particular, our chief executive officer founded Copart 25 years ago and has overseen our growth from a single salvage yard facility in California to 147 salvage facilities in the United States, the United Kingdom and Canada as of March 5, 2009.

Principal Components of Executive Compensation

Our executive compensation program consists of four principal components:  (i) base salary, (ii) cash bonus, (iii) equity-based incentives, and (iv) benefits and perquisites, as further described below.

(i) Base Salary

Base salary for our executive officers reflects the scope of their respective responsibilities, seniority and competitive market factors. Salary adjustments are determined by the compensation committee, generally following its review of recommendations from the chief executive officer and president. Any adjustments are made following consideration of competitive factors, our overall financial results, our budget requirements and the committee’s assessment of individual performance.

2008 Base Salary Actions.  At the beginning of fiscal 2008, the committee met and determined that the fiscal year 2008 base salaries of our named executive officers would remain the same as their fiscal year 2007 base salaries, except for the base salary for Mr. Mitz which increased from $270,000 per year to $375,000 per year, an increase of 38.9%, in connection with his promotion to executive vice president and the increased responsibilities related thereto. The committee’s determination not to make additional base salary increases for other executive officers was based largely on management’s recommendations, increases that were made from 2006 to 2007 and the committee’s determination that these base salaries remained competitive and appropriate.

2009 Base Salary Actions.  In August of 2008, the committee met to review base salaries for the 2009 fiscal year and made the following base salary determinations for our named executive officers, as follows:

Named Executive Officer	Fiscal 2008 Base Salary	Fiscal 2009 Base Salary	2008-2009 % Change
Willis J. Johnson	$750,000	$750,000	0%
William E. Franklin	$270,000	$300,000	11%
A. Jayson Adair	$600,000	$750,000	25%
Vincent W. Mitz	$375,000	$400,000	6.67%
David L. Bauer	$270,000	$270,000	0%

The increase in Mr. Adair’s base salary reflects his increased responsibilities with respect to our international operations, the development of new products and services, and the development and execution of our strategic plan.  The increases approved for Messrs. Franklin and Mitz of 11% and 6.67%, respectively, reflect their increased responsibilities with respect to our international operations.  In particular, with our acquisition of Universal Salvage plc in the United Kingdom (UK), the geographic scope and complexity of our business has expanded substantially and our executive officers are required to continue to manage and grow our business in North America while at the same time integrating our recent UK acquisitions into our existing businesses, including our Internet auction business.  The committee determined that the base salaries of Messrs. Johnson and Bauer remained competitive and appropriate and therefore no changes were warranted for fiscal year 2009.

Effect of Shareholder Vote on Cash Compensation for Messrs. Johnson and Adair.  If the shareholders approve the equity grants to Messrs. Johnson and Adair that have been presented for approval at the Special Meeting (see Proposal One in this proxy statement), the compensation committee intends to reduce the base salaries for Messrs. Johnson and Adair to $1 per year during the five year vesting term of the stock options.

If the shareholders do not approve the equity grant proposal set forth as Proposal One in this proxy statement, the cash compensation applicable to Messrs. Johnson and Adair for fiscal year 2009 will remain unchanged until the compensation committee's next annual review, which typically takes place contemporaneously with our fiscal year end.

(ii) Cash Bonuses

Our annual cash bonus incentive program for our officers and other employees is designed to reward performance that has furthered key corporate objectives, including financial objectives and those based on individual contributions to strategic initiatives.  Our bonus program consists both of discretionary bonuses and bonuses that may be paid under the Copart, Inc. Executive Bonus Plan (the “Executive Bonus Plan”) described below.

Discretionary Bonuses. The use of a discretionary bonus program provides the compensation committee with the flexibility needed to address pay-for-performance as well as recruiting and retention goals.  The amount of a discretionary bonus, if any, to be awarded to an executive officer is based on the compensation committee’s review of individual and corporate performance (as described above in “Compensation Philosophy and Program Design”) and the recommendations of our chief executive officer and president.  The compensation committee meets in executive session without management present to make the final determination with respect to the bonus amounts to be awarded, if any.

Executive Bonus Plan.  In October 2005,  our board of directors adopted the Executive Bonus Plan, which was approved by our shareholders, as amended in December 2005 and which is intended to permit the payment of bonuses that qualify as performance-based compensation under section 162(m) of the Internal Revenue Code (the “Code”).  A copy of the Executive Bonus Plan is attached as Exhibit 10.13 to our Current Report on Form 8-K filed with the SEC on August 3, 2006.

Under the Executive Bonus Plan, our compensation committee has the sole discretion to select the participants who are eligible to participate in a performance period under the plan.  Section 162(m) of the Code limits the tax deductibility of non-performance based compensation paid to our chief executive officer and to each of the four most-highly compensated officers to $1 million per person, unless certain requirements are satisfied.  Because Mr. Johnson and Mr. Adair have historically been the only executive officers whose compensation approached the $1 million threshold under Section 162(m), the compensation committee determined that Messrs. Johnson and Adair would be the only named executive officers eligible to participate in the plan for fiscal years 2008 and 2009.

The committee is authorized to set target bonus awards under the plan based on achievement of established performance goals. The plan provides that the following measures may be used to establish performance goals under the plan:  (a) earnings per share; (b) operating cash flow; (c) operating income; (d) profit after tax; (e) profit before tax; (f) return on assets; (g) return on equity; (h) return on sales; (i) revenue; and (j) total shareholder return.  The compensation committee may choose one or any combination of the performance measures when setting performance targets under the plan and the performance goals may differ from participant to participant and from award to award.  With respect to payment of actual bonus awards under the plan, the compensation committee retains the discretion to eliminate or reduce the amount of bonus awards below what would otherwise have been payable based on the original performance goals and target awards.  However, the committee does not have the discretion to increase bonus awards otherwise payable under the plan.

The compensation committee chose a component of our revenue as the sole performance target under the Executive Bonus Plan for fiscal years 2008 and 2009 because it believes revenue is the simplest measure to assess the success of our business strategy and its operating efficiency.  Management considers revenue a key metric when measuring our performance and utilizes increases or decreases in revenue to assess how well we are performing in four important areas:  (1) whether we have been successful in our efforts to expand our market; (2) whether we have been able to retain existing suppliers; (3) whether we have been able to successfully offer new products and services; and (4) whether we have been able to increase our revenue per transaction.  The compensation committee and management believe that strong financial performance, on a sustained basis, is an effective means of enhancing long-term shareholder returns, and that revenue growth is one effective measure of our financial performance.

2008 Bonus Awards:

Executive Bonus Plan. In October 2007, our compensation committee determined that Mr. Johnson, our chief executive officer, and Mr. Adair, our president, would be eligible to participate in the Executive Bonus Plan for the fiscal 2008 performance period beginning August 1, 2007 and ending July 31, 2008.  The committee set a target bonus percentage for Messrs. Johnson and Adair at 200% of their annual base salaries and determined that the program would be funded at 100% of the target bonus percentage only if we achieved growth in North American revenue that was at least 5% greater than that of the 2007 fiscal year.  In addition, the committee determined that if revenue growth was not at least 2% greater than that of fiscal year 2007, no bonuses would be paid under the plan.  However, if the range in revenue growth for 2008 was between 2% and 5% above that of 2007, Messrs. Johnson and Adair would be eligible to receive from 125% to 200% of their annual base salaries as a bonus under the plan, as follows:

Percentage Growth*	Bonus as Percentage of Base Salary
2%-3%	125-150%
3%-4%	150-175%
4%-5%	175-200%
5% or more	200%

*Each additional 0.2% of growth within each range adds an additional 5% of base salary.  For example, 2.2% would equal 130% of base salary.

Our compensation committee set the performance goal based on our 2008 operating plan at a level they believed to be attainable while acknowledging that achieving this performance goal would require substantial management time and attention.  In particular, with our acquisition of Universal Salvage plc in the UK, the geographic scope and complexity of our business expanded substantially.  In order to achieve the performance goals under the 2008 bonus plan, our executive officers were required to continue to manage and grow our business in North America while at the same time integrating our recent UK acquisitions into our existing businesses, including our Internet auction business.  As disclosed in our Form 10-K for the fiscal year ended July 31, 2008, we had no experience operating outside of North America prior to our UK acquisition.  As a result, when setting the revenue target, the compensation committee took into consideration substantial uncertainties related to the resources and management attention required to simultaneously and successfully (i) expand our operations on an international scale and (ii) grow revenue in existing operations.

In August 2008, the compensation committee met to assess the company’s performance against the established revenue targets under the plan and determined that North American revenue growth in 2008 as compared to 2007 increased by 9.4%.  Based on the performance targets established under the plan for the 2008 performance period, Messrs. Johnson and Adair would have been eligible to receive a bonus equal to 200% of their base salaries, or $1,500,000 and $1,200,000, respectively.  However, the compensation committee exercised its discretion to reduce bonus awards under the plan and approved bonus payments to Messrs. Johnson and Adair of $1,050,000 each, which amount represents 140% and 175% of their base salaries, respectively.  In exercising its discretion to reduce the bonuses to be awarded under the plan, the committee took into account the bonuses paid to each executive in 2006 and 2007 as well as internal equity amongst the other named executive officers whose bonuses were largely equivalent for 2008 as compared to 2007, except as discussed below.

Discretionary Bonuses.  Bonus payments for the other named executive officers for fiscal 2008 were discretionary bonus awards approved by the compensation committee based on (i) individual and corporate performance, and (ii) recommendations from the chief executive officer and president.  The compensation committee approved the following discretionary bonus awards which were equivalent to the awards made in 2007, other than for Mr. Mitz whose bonus increased from $300,000 in 2007 to $400,000 in 2008 in recognition of his performance with respect to his additional international operations responsibilities:

Named Executive Officer	2008 Cash Bonus Amount
William E. Franklin	$250,000
Vincent W. Mitz	$400,000
David L. Bauer	$250,000

2009 Bonus Program:

Executive Bonus Plan.  In October 2008, the compensation committee determined that Messrs. Johnson and Adair would be eligible to participate in the Executive Bonus Plan for the fiscal 2009 performance period beginning on August 1, 2008 and ending on July 31, 2009. The committee set a target percentage for Messrs. Johnson and Adair of 200% of their annual base salaries and determined that the program would be funded at 100% of the target bonus percentage only if we achieved growth in North American revenue at or above a specific percentage determined by the committee as compared to fiscal 2008.  If growth in North American revenue exceeds the specific percentage as compared to 2008, Messrs. Johnson and Adair would be eligible to receive more than their 200% target bonus percentage, in specific increments on a scale that depends on the amount by which the target is exceeded, up to a maximum payout of $2,000,000.  If growth in North American revenue is less than the specific percentage but more than a minimum percentage set by the committee compared to 2008, the target bonus percentages will be reduced by specific increments down to a minimum of 125% of their base salaries.  The committee determined that no bonus would be payable if a minimum percentage increase in North American revenue was not achieved.

The compensation committee set the performance goal based on our 2009 operating plan at a level they believed to be attainable with significant effort.  In particular, the committee noted that management would be required concurrently to (i) continue the integration of our UK operations, (ii) advance the development of new products and services, (iii) focus on expansion of our business beyond the salvage market, and (iv)  manage our insurance reseller business in an increasingly competitive market, all against a backdrop which includes the recent global economic crisis and substantial uncertainties with respect to the domestic economy.

Discretionary Bonuses.  All of our named executive officers, including Messrs. Johnson and Adair who also participate in the Executive Bonus Program described above, are eligible to participate in the Company’s discretionary bonus program for the 2009 fiscal year.

Effect of Shareholder Vote on Bonus Compensation for Messrs. Johnson and Adair.  If the shareholders approve the equity grants to Messrs. Johnson and Adair that have been presented for approval at the Special Meeting (see Proposal One in this proxy statement), the compensation committee intends to deem Messrs. Johnson and Adair ineligible to be paid any bonus compensation, whether under the Executive Bonus Plan or as a discretionary bonus, during the five year vesting term of the stock options.

If the shareholders do not approve the equity grant proposal set forth as Proposal One in this proxy statement, the bonus compensation applicable to Messrs. Johnson and Adair for fiscal year 2009 will remain unchanged and the compensation committee will consider bonus compensation terms for fiscal 2010.

(iii) Equity-Based Incentives

Equity Incentive Plans.  We grant equity-based incentives to certain employees, including our executive officers, in order to foster a corporate culture that aligns employee interests with shareholder interests. Other than with respect to Mr. Johnson, who has held and continues to hold a substantial equity stake in the company from the time we were founded, our equity incentive plans have provided the principal method for our executive officers to acquire an equity position in our company.

While we have not adopted any specific stock ownership guidelines for our executive officers or directors, our executive officers and directors do own a substantial portion of our common stock (see the table entitled “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement).  We have adopted a policy prohibiting any member of the board of directors, officer, employee, consultant or other person associated with us from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans.

Only our compensation committee is authorized to grant awards to our executive officers under our equity incentive plans. (For additional information about our equity award practices, see “Equity Grant Practices” below.)  With respect to executive officers, our practice has been to grant options to executive officers on an annual basis as part of the annual review process immediately after the end of each fiscal year. We do not always make annual option grants to our executive officers. For example, we made no option grants following the end of the 2006 fiscal year.  Generally, in making its determination concerning additional option grants, the compensation committee considers individual performance, competitive factors, the individual’s current level of compensation and equity participation, and the recommendations of our chief executive officer and president.

To date, our equity incentive awards to executive officers have been granted primarily with time-based vesting.  Our option grants typically vest over a five-year period with 20% of the shares vesting on the one-year anniversary of the date of grant and the remaining shares vesting in equal monthly installments over the remaining four years.  Although our practice in recent years has been to provide equity incentives to executives in the form of stock option grants that vest over time, our compensation committee may in the future consider alternative forms of equity grants, such as performance shares, restricted stock units, restricted stock awards or other forms of equity grants as allowed under our 2007 Equity Incentive Plan, with alternative vesting strategies based on the achievement of performance milestones or financial metrics.

On August 25, 2008, as part of its annual review of executive compensation, the compensation committee determined that Messrs. Adair and Mitz would be granted stock options related to their 2008 performance, taking into consideration their current levels of compensation and equity participation.  The grants, as set forth below, were effective as of September 26, 2008 at an exercise price of $39.55 per share which was the fair market value of the Company’s common stock on the date of grant.

Named Executive Officer	Number of option shares	Exercise price per Share
A. Jayson Adair	100,000	$39.55
Vincent W. Mitz	40,000	$39.55

Twenty percent (20%) of the shares subject to each option will vest twelve months after the vesting commencement date and the remaining shares will vest in equal monthly installments thereafter over the following four-year period, subject to the executive officer continuing to be a service provider to the Company as of each vesting date.   No other named executive officers were granted options related to their 2008 performance.

Effect of Shareholder Vote on Equity Compensation for Messrs. Johnson and Adair.  If the shareholders approve the equity grants to Messrs. Johnson and Adair that have been presented for approval at the Special Meeting (see Proposal One in this proxy statement), the compensation committee intends to deem Messrs. Johnson and Adair ineligible to be awarded any additional equity compensation other than the grants approved at the April 14, 2009 Special Meeting for the five year vesting period of the stock option grants.

If the shareholders do not approve the equity grant proposal set forth as Proposal One in this proxy statement, the compensation committee expects to continue to grant equity incentives to Mr. Johnson and Mr. Adair. The compensation committee currently expects that, if the stock option grant proposal is not approved, it will increase the size of future equity incentives relative to recent grants because the committee believes strongly that equity incentives are an effective means to align management and shareholer interests.

Employee Stock Purchase Plan.  In addition participation in our equity incentive plans, our executive officers are eligible to participate in the Company’s employee stock purchase plan (ESPP) to the same extent as all employees.  The ESPP allows employees to purchase shares of the Company’s common stock at a 15% discount.  Up to 10% of an employee’s base salary, but not more than $12,500 per six-month offering period, may be allocated to the purchase of shares under the plan.  Of our named executive officers, Messrs. Franklin and Bauer currently participate in the ESPP.

(iv)  Benefits and Perquisites

We provide the following benefits to our named executive officers, generally on the same basis provided to our other employees: (i) health, dental and vision insurance, (ii) medical and dependent care flexible spending account, (iii) short- and long-term disability insurance, (iv) accidental death and dismemberment insurance, and (v) a 401(k) plan.  The Company matches employee contributions to the 401(k) plan at a rate of 20% of the first 15% of earnings per employee, up to a maximum of $3,100 for fiscal year 2008.

We provide our chief executive officer and president with limited ability to use our corporate aircraft for personal purposes. The compensation committee has authorized Messrs. Johnson and Adair to use the aircraft for personal purposes for up to a total of 75 flight hours per fiscal year, to be allocated between them as they deem appropriate.  Hours not used during a fiscal year may be carried over to the next fiscal year.  Flight hours in excess of these amounts require the additional approval of the compensation committee. The Company values this benefit for compensation purposes on an annual basis pursuant to guidelines established by the Internal Revenue Service, and Messrs. Johnson and Adair are responsible for all taxes resulting from any deemed income arising from this benefit.  In addition, we provide Messrs. Johnson, Adair and Mitz with company-owned or leased automobiles that may be used for personal purposes and Messrs.  Franklin and Bauer with a monthly automobile expense allowance.

Please see the column entitled “All Other Compensation” in the Summary Compensation Table set forth in this proxy statement for the amounts attributable to each named executive officer with respect to benefits and perquisites.

Effect of Shareholder Vote on Benefits and Perquisites for Messrs. Johnson and Adair.  If the shareholders approve the equity grants to Messrs. Johnson and Adair that have been presented for approval at the Special Meeting (see Proposal One in this proxy statement), benefits and perquisites for which Messrs. Johnson and Adair may be eligible will be unaffected.

Other Considerations:

Post-Employment Obligations

Each of our executives is an “at will” employee and we are not party to written employment agreements with our named executive officers, other than with Mr. Franklin, our chief financial officer, whose agreement provides for certain payments upon involuntary termination of employment, or resignation for “good reason” (as defined in the agreement), under certain circumstances.  In addition, we have entered into similar agreements with Thomas Wylie, our senior vice president of human resources, and Greg Tucker, our senior vice president of process improvement.  The compensation committee believes the terms of these agreements are fair and reasonable and are in the best interests of the company and its shareholders.  For a description of the material terms of these agreements, please see “Employment Contracts with Executive Officers” in the section entitled “Potential Payments Upon Termination or Change in Control” included in this proxy statement.

Tax Deductibility of Compensation

Section 162(m) of the Code limits the tax deductibility of non-performance based compensation paid to our chief executive officer and to each of our four most highly compensated officers to $1 million per person, unless certain exemption requirements are satisfied. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation that are approved by our shareholders. Because our equity incentive plans and the Executive Bonus Plan have been approved by our shareholders, awards under these plans in excess of $1 million should generally be deductible pursuant to section 162(m), provided the requirements of section 162(m) are satisfied. In fiscal 2008, we approved $900,000 of our discretionary cash bonuses to our named executive officers outside of the Executive Bonus Plan and the remaining bonuses pursuant to the Executive Bonus Plan. As a result, we believe that the cash compensation paid to our chief executive officer and president in excess of $1 million during fiscal 2008 will be deductible for federal tax purposes.

Section 409A of the Internal Revenue Code

Section 409A imposes additional significant taxes in the event an executive officer, director or other service provider for the company receives “deferred compensation” that does not satisfy the requirements of section 409A.  Although we do not maintain a traditional deferred compensation plan, section 409A may apply to certain severance arrangements and equity awards.  Consequently, to assist the affected employee in avoiding additional tax and penalties under section 409A, we developed the severance arrangements described above in “Post-Employment Obligations” to either (i) avoid the application of section 409A or, to the extent doing so is not possible, (ii) comply with the applicable section 409A requirements.  The compensation committee recently amended existing employment agreements with Messrs. Franklin and Wylie in light of the requirements set forth in section 409A.

Equity Grant Practices

In June 2007, our compensation committee and board of directors adopted a policy with respect to the grant of stock options and other equity incentive awards. Among other provisions, the policy generally prohibits the grant of stock option or other equity awards to executive officers during closed trading windows (as determined in accordance with the company’s insider trading policy). In addition, the equity grant policy requires that all equity awards made to executive officers be approved at meetings of the compensation committee rather than by written consent of the committee.

In compliance with our equity grant policy, the fiscal 2008 option grants to our executive officers were approved at a meeting of our compensation committee which occurred during a closed trading window and the options were priced and effectively granted as of September 26, 2008, the date our trading window re-opened following the announcement of our fourth quarter and fiscal 2008 financial results.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis (CD&A) contained in this proxy statement immediately above. Based on this review and discussion, the compensation committee has recommended to the board of directors that the CD&A be included in this proxy statement.

COMPENSATION COMMITTEE

Daniel J. Englander (chairman)
Steven D. Cohan
Thomas W. Smith*

*appointed September 17, 2007

Fiscal 2008 Summary Compensation Table

The following table sets forth information regarding all of the compensation awarded to, earned by, or paid to (i) our chief executive officer, (ii) our chief financial officer, and (iii) the three most highly compensated executive officers other than our chief executive officer and chief financial officer serving as executive officers as of July 31, 2008, the end of our 2008 fiscal year.  We refer to these officers as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Willis J. Johnson Chief Executive Officer	2008 2007	750,000 750,000	– 1,050,000	723,683 267,000	1,050,000 –	83,178(5) 97,300(6)	2,606,861 2,164,300
William E. Franklin Senior Vice President and Chief Financial Officer	2008 2007	270,000 270,000	250,000 250,000	224,638 114,300	– –	8,996(7) 7,600(8)	753,634 641,900
A, Jayson Adair President	2008 2007	600,000 600,000	– 800,000	753,556 332,600	1,050,000 –	22,268(9) 85,400(10)	2,425,824 1,818,000
Vincent W. Mitz Executive Vice President	2008 2007	375,000 270,000	400,000 300,000	353,360 143,600	– –	16,843(11) 6,320(12)	1,145,203 719,920
David L. Bauer* Senior Vice President, Information Technology and Chief Information Officer	2008	270,000	250,000	232,288	–	8,320(13)	760,608

*Mr. Bauer was not a named executive officer for fiscal year 2007 and, in accordance with SEC guidance, no compensation information is included for fiscal year 2007.

(1)
The amounts in this column represent discretionary bonuses awarded for services performed during the applicable fiscal year.  Annual bonuses earned during a fiscal year are generally paid in the first quarter of the subsequent fiscal year.

(2)
Amounts shown do not reflect compensation actually received by the named executive officers.  The amounts presented are the dollars amounts of compensation expense recognized by the Company for financial statement reporting purposes for the fiscal year indicated.  The amounts include compensation expense as reflected in our financial statements and calculated in accordance with SFAS No. 123(R) for awards granted through the end of the applicable fiscal year, except that the compensation expense amounts have not been reduced by the Company’s estimated forfeiture rate. See Note 1, “Summary of Significant Accounting Policies – Shares-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended July 31, 2008 and July 31, 2007 for additional information about the Company’s accounting for share-based compensation arrangements, including the assumptions used in the Black-Scholes option-pricing model.  For the number of outstanding equity awards held by the named executive officers as of July 31, 2008, see the “Outstanding Equity Awards” table in this proxy statement.  For the proceeds actually received by the named executive officers upon exercise of stock options granted in prior years, see the “Option Exercises” table in this proxy statement.  Each option was granted either under the 1992 Stock Option Plan, the 2001 Stock Option Plan or the 2007 Equity Incentive Plan and will become exercisable for the option shares in installments over the executive’s period of service with the Company.  Options vest over a five-year period from the date grant, with the first 20% vesting on the one-year anniversary of the date of grant and the remainder vesting monthly thereafter.  Each option has a maximum term of 10 years, subject to earlier termination in the event of the executive’s termination of employment with the Company.

(3)
The compensation committee determined that Messrs. Johnson and Adair would be eligible to participate in the Company’s Executive Bonus Plan for the 2008 fiscal year.  No other named executive officers were eligible to participate for the 2008 fiscal year, and none of the executive officers was eligible to participate in the bonus plan for the 2007 fiscal year.  For a description of the material terms of the Executive Bonus Plan, please the section entitled “Executive Bonus Plan” in the Compensation Discussion and Analysis contained in the proxy statement.

(4)
We pay 401(k) matching contributions, life and health insurance and short-term disability premiums on behalf of all of our employees, including our named executive officers.  The amounts shown in this column, other than the amounts for personal use of corporate aircraft discussed below, equal the actual cost to the Company of the particular benefit or perquisite provided.  Amounts in this column include the cost to the Company of a named executive officer’s (i) personal use of a company-owned automobile or (ii) an automobile expense allowance.

(5)	Includes $68,778 related to personal use of corporate aircraft, and $14,400 related to personal use of a company-owned automobile paid by Copart of behalf of Mr. Johnson.
(6)	Includes $82,900 related to personal use of corporate aircraft and $14,400 related to personal use of a company-owned automobile paid by Copart of behalf of Mr. Johnson.
(7)	Includes $2,996 for 401(k) matching contribution and $6,000 related to an automobile allowance paid by Copart on behalf of Mr. Franklin.
(8)	Includes $1,600 for 401(k) matching contribution and $6,000 related to an automobile allowance paid by Copart on behalf of Mr. Franklin.
(9)
Includes $3,100 for 401(k) matching contribution, $14,400 related to personal use of a company-owned automobile paid by Copart, and $4,768 related to personal use of corporate aircraft on behalf of Mr. Adair.

(10)
Includes $3,100 for 401(k) matching contribution, $67,900 related to personal use of corporate aircraft, and $14,400 for personal use of a company-owned automobile paid by Copart on behalf of Mr. Adair.

(11)	Includes $1,468 for 401(k) matching contribution, $2,175 related to an automobile allowance and $13,200 related to personal use of a company-owned automobile paid by Copart on behalf of Mr. Mitz.
(12)	Includes $1,100 for 401(k) matching contribution and $5,220 related to an automobile allowance paid by Copart on behalf of Mr. Mitz.
(13)	Includes $3,100 for 401(k) matching contribution and $5,220 related to an automobile allowance paid by Copart on behalf of Mr. Bauer.

For a description of the components of the Company’s executive compensation program, including the process by which salaries and bonuses are determined, please see the section entitled “Compensation Philosophy and Program Design” in the Compensation Discussion and Analysis section of this proxy statement.  In addition, please see the section entitled “2009 Base Salary Actions” in the Compensation Discussion and Analysis section of this proxy statement for a list of the named executive officers’ base salaries for fiscal year 2009.

For a description of the Company’s cash bonus program, including the targets and payouts under the Company’s non-equity incentive plan, please see the section entitled “Cash Bonuses” in the Compensation Discussion and Analysis section of this proxy statement.

We are not a party to any written employment agreements with any of our named executive officers, except for an employment agreement we entered into with William E. Franklin, our senior vice president and chief financial officer, in fiscal 2004 which was subsequently amended in September 2008 to comply with section 409A of the Internal Revenue Code.  For a description of the material terms of Mr. Franklin’s agreement with the Company, please see the section entitled “Employment Contracts and Severance Arrangements with Executive Officers” contained in this proxy statement.

We provide our chief executive officer and president limited ability to use our corporate aircraft for personal purposes, subject to the standards and limitations described under the caption “Compensation Discussion and Analysis — Benefits and Perquisites,” in this proxy statement. For purposes of the summary compensation table above, consistent with SEC guidelines, we have valued these perquisites based on the incremental cost to us. For purposes of valuing personal use of corporate aircraft, we have used a method that takes into account (i) landing/parking/flight planning services and expenses; (ii) crew travel expenses; (iii) supplies and catering; (iv) aircraft fuel and oil expenses; (v) maintenance, parts and external labor; (vi) customs, foreign permit and similar fees, if any; and (vii) passenger ground transportation. Incremental cost does not include an allocable share of the fixed costs associated with the Company’s ownership of the aircraft.

Grants of Plan-Based Awards in Fiscal 2008

The following table presents information concerning grants of plan-based awards to each of the named executive officers during the fiscal year ended July 31, 2008.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2008

Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Willis J. Johnson	– 9/28/2007	937,500(3) –	1,500,000(4) –	1,500,000(4) –	– 200,000	– 34.39	– 2,898,560
William E. Franklin	– 9/28/2007	– –	– –	– –	– 50,000	– 34.39	– 724,640
A. Jayson Adair	– 9/28/2007	750,000(3) –	1,200,000(4) –	1,200,000(4) –	– 200,000	– 34.39	– 2,898,560
Vincent W. Mitz	– 9/28/2007	– –	– –	– –	– 100,000	– 34.39	– 1,449,280
David L. Bauer	– 9/28/2007	– –	– –	– –	– 50,000	– 34.39	– 724,640
________________________________
(1)
The compensation committee of the board of directors determined that Messrs. Johnson and Adair would be eligible to participate in the Company’s Executive Bonus Plan for the 2008 fiscal year.  No other named executive officers were eligible to participate for the 2008 fiscal year.

(2)
The amounts actually paid in connection with the Executive Bonus Plan for the 2008 fiscal year appear in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this proxy statement.

(3)
Amount equals 125% of base salary for 2008.  However, if a minimum of 2% revenue growth for North America for 2008 compared to 2007 was not achieved, no bonus would be payable pursuant to the terms of the Executive Bonus Plan.

(4)	Amount equals 200% of base salary for 2008.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table presents certain information concerning equity awards held by the named executive officers at the end of the fiscal year ended July 31, 2008. This table includes unexercised and unvested option awards. Each equity grant is shown separately for each named executive officer.

Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date (1)	Option Exercise Price ($)	Option Expiration Date
Willis J. Johnson	150,000	—	6/6/2001	16.93	6/6/2011
	100,000	—	10/21/2002	10.99	10/21/2012
	96,914	3,086	8/19/2003	8.80	8/19/2013
	55,000	45,000	10/4/2005	24.03	10/4/2015
	—	200,000	9/28/2007	34.39	9/28/2017

William E. Franklin	10,000	3,999	3/15/2004	19.31	3/15/2014
	13,111	18,000	10/4/2005	24.03	10/4/2015
	—	50,000	9/28/2007	34.39	9/28/2017

A. Jayson Adair	600,000(2)	—	1/21/1999	4.47	1/21/2009
	375,000	—	3/15/2000	11.12	3/15/2010
	150,000	—	6/6/2001	16.93	6/6/2011
	100,000	—	10/21/2002	10.99	10/21/2012
	96,914	3,086	8/19/2003	8.80	8/19/2013
	90,000	10,000	1/22/2004	18.00	1/22/2014
	55,000	45,000	10/4/2005	24.03	10/4/2015
	—	200,000	9/28/2007	34.39	9/28/2017

Vincent W. Mitz	9,167	—	10/21/2002	10.99	10/21/2012
	16,667	833	8/19/2003	8.80	8/19/2013
	44,810	5,190	1/22/2004	18.00	1/22/2014
	22,000	18,000	10/4/2005	24.03	10/4/2015
	—	100,000	9/28/2007	34.39	9/28/2017

David L. Bauer	4,500	—	1/5/2000	11.29	1/5/2010
	5,500	—	3/15/2000	11.12	3/15/2010
	18,750	—	6/6/2001	16.93	6/6/2011
	34,167	—	10/21/2002	10.99	10/21/2012
	49,167	833	8/19/2003	8.80	8/19/2013
	44,810	5,190	1/22/2004	18.00	1/22/2014
	22,000	18,000	10/4/2005	24.03	10/4/2015
	—	50,000	9/28/2007	34.39	9/28/2017
________________________________
(1)	All option grants vest 20% on the one-year anniversary of the grant date and 1.67% each month thereafter, subject to the executive officer’s continued service to the Company on each such vesting date.
(2)	Exercised in full on December 19, 2008.

Option Exercises in Fiscal Year 2008

The following table provides certain information concerning stock option exercises by each of the named executive officers during the fiscal year ended July 31, 2008, including the number of shares acquired upon exercise and the value realized, before payment of any applicable withholding tax and broker’s commissions.

OPTION EXERCISES IN FISCAL YEAR 2008

	Option Awards

Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Willis J. Johnson	600,000	22,854,571
William E. Franklin	–	–
A. Jayson Adair	300,000	9,927,336
Vincent W. Mitz	–	–
David L. Bauer	–	–
________________________________
(1)	Represents the fair value of underlying securities on the date of exercise, less the exercise price.

In addition to the option exercises set forth above, on December 19, 2008, A. Jayson Adair exercised an option to purchase 600,000 shares of the Company’s common stock and realized $13,476,000 in value on exercise, which represents the fair value of the underlying securities on the date of exercise ($26.93 per share), less the exercise price ($4.47 per share).  The option had an expiration date of January 21, 2009.

Pension Benefits

The Company did not maintain any defined pension or defined contribution plans, other than our tax-qualified 401(k) plan, during the fiscal year ended July 31, 2008.

Potential Post-Employment Payments upon Termination or Change in Control

Employment Contracts and Severance Arrangements with Executive Officers

We are not a party to any written employment agreements with any of our named executive officers, except for an employment agreement we entered into in fiscal 2004 with William E. Franklin, our senior vice president and chief financial officer. In fiscal 2003, we entered into an employment agreement with Thomas Wylie, our senior vice president of human resources, and in October 2008, we entered into an employment agreement with Greg Tucker, our senior vice president of process improvement, neither of whom is a named executive officer. Each employment agreement sets forth the base salary, bonus opportunity, stock options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. In addition, each agreement requires Copart to provide compensation to these officers in the event of termination of employment under certain circumstances. The employment agreements with Messrs. Franklin and Wylie were subsequently amended in September 2008 in order to comply with section 409A of the Internal Revenue Code.

Each employment agreement with Messrs. Franklin, Wylie and Tucker provides that in the event the executive’s employment is involuntarily terminated without cause or the executive resigns from his employment for “good reason”, such executive officer will be entitled to payment of 12 months of his then-current base salary payable after the date of termination according to a schedule that complies with section 409A of the Internal Revenue Code. Each employment agreement also provides that in the event the executive officer’s employment is terminated for any reason other than as previously described, including by reason of death or disability or “cause”, then the executive shall be entitled to receive severance benefits as provided under the Company’s then-existing severance and benefit plans and policies at the time of termination.

In each employment agreement described above, “cause” means any of the following: (i) willful or grossly negligent failure to substantially perform his duties; (ii) commission of gross misconduct which is injurious to the Company; (iii) breach of a material provision of the employment agreement or agreements incorporated therein; (iv) material violation of a federal or state law or regulation applicable to the business of the Company; (v) misappropriation or embezzlement of Company funds or an act of fraud or dishonesty upon the Company made by the executive; (vi) conviction of, or plea of nolo contendre to, a felony; or (vii) continued failure to comply with directives of senior management.

In each employment agreement described above, “good reason” means the executive’s resignation, if one or more of the following events shall have occurred (unless such event(s) applies generally to all senior management of the Company): without the executive’s prior written consent, (i) the assignment to the executive of any duties or the reduction of the executive’s duties, either of which results in a material diminution in the executive’s position or responsibilities in effect immediately prior to such assignment, or the removal of the executive from such position and responsibilities; (ii) a material reduction by the Company in his base salary as in effect immediately prior to such reduction; or (iii) any material breach by the Company of any material provision of the employment agreement.

Potential Benefits Associated with Proposed Stock Option Grants to Chief Executive Officer and President

If the stock option grants described in this proxy statement are approved at the Special Meeting, they will provide for certain benefits following a termination of employment.  In particular, if we (or a successor upon or following a change of control) terminate either Mr. Johnson or Mr. Adair’s employment without cause at any time or if, upon or following a change of control, Mr. Johnson or Mr. Adair terminates his employment for good reason, the options would become fully vested and exercisable.

Under the option agreement attached as Appendix A hereto, “cause” is defined to mean any of the following with respect to Mr. Johnson or Mr. Adair:  (i) an act of dishonesty by the executive in connection with his responsibilities as an employee, director, or consultant; (ii) his conviction of, or plea of nolo contendre to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) his gross misconduct; (iv) his willful and continued failure to substantially perform his or her principal duties and/or obligations of employment; or (v) his unauthorized use or disclosure of any of our proprietary information or trade secrets or those of any other party to whom he owes an obligation of non-disclosure as a result of his relationship with us.  “Good reason” means the occurrence (within 30 days following the expiration of our cure period) of any of the following with respect to Mr. Johnson or Mr. Adair:  (i) an assignment, reduction, or removal of his duties or position, either of which results in a material diminution in his authority, duties, or responsibilities in effect with us or a successor immediately prior to such assignment, reduction, or removal; (ii) a material reduction in his base salary as in effect immediately prior to the reduction; or (iii) a material change in geographic location of his principal place of performing his duties as an employee, director, or consultant by more than 50 miles.  Mr. Johnson or Mr. Adair must provide us or our successor written notice of the existence of facts constituting grounds for a good reason termination within ninety days of the occurrence, and we have a thirty day cure period thereafter.  Under the stock option agreement, a change of control may occur if any person (including persons acting as a group) acquire a majority of the voting power of our voting stock, if changes in the composition of our board of directors result in a change in effective control and the appointment of new directors is not endorsed by a majority of the existing members of our board, and if a change occurs in the ownership of a majority of the gross fair market value of our assets.

DIRECTOR COMPENSATION

Our directors play a critical role in guiding the Company’s strategic direction and overseeing management of the Company. In connection therewith, our non-employee directors are eligible to receive both cash and equity compensation.  Each non-employee director receives an annual director’s fee of $50,000, payable in quarterly installments. Mr. Cohan, who serves as chairman of the audit committee, receives an additional annual fee of $10,000, pro-rated quarterly.  The cash compensation paid to our non-employee directors has remained the same since August 1, 2006.  In addition to cash compensation, each non-employee director is eligible to receive an annual option grant of shares under the Company’s 2007 Equity Incentive Plan, which grant generally takes place immediately following the annual meeting of shareholders each year.  Newly appointed directors are awarded an initial grant of shares at the time of appointment and are not eligible for an additional grant until the fiscal year following their appointment.  The directors are also eligible for reimbursement of reasonable and necessary expenses incurred in connection with their attendance at board and committee meetings.

The following table presents information relating to total compensation paid or accrued for services rendered to the Company in all capacities by our non-employee directors for the fiscal year ended July 31, 2008.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)		Total ($)
Steven D. Cohan	60,000	210,956		270,956
Daniel J. Englander	50,000	193,335		243,335
Barry Rosenstein	50,000	88,849		138,849
Thomas W. Smith	50,000	88,849		138,849
James E. Meeks (1)	25,000	111,620		136,620
Harold Blumenstein (3)	–	539,215	(4)	539,215
James Grosfeld (3)	–	539,215	(4)	539,215
________________________________
(1)
Mr. Meeks became a non-employee director effective December 31, 2007, the date of his retirement from his employment with the Company. He resigned from his position as an executive officer with the Company effective August 1, 2007 but remained an employee until the date of his retirement.  He did not receive compensation for serving as a director prior to the date of his retirement and his annual director fee and option awards have been pro-rated accordingly.

(2)
Amounts in this column do not reflect compensation actually received by our non-employee directors.  The amounts presented are the dollar amounts of compensation expense recognized by the Company for financial statement reporting purposes for fiscal year 2008.  The amounts include compensation expense as reflected in our financial statements and calculated in accordance with SFAS No. 123(R) for awards granted through the end of the applicable fiscal year, except that the compensation expense amounts have not been reduced by the Company’s estimated forfeiture rate.  See Note 1, “Summary of Significant Accounting Policies – Shares-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended July 31, 2008 for additional information about the Company’s accounting for share-based compensation arrangements, including the assumptions used in the Black-Scholes option-pricing model.  This methodology requires the use of subjective assumptions in implementing SFAS 123(R), including expected stock price volatility and the estimated life of each award. The amounts reported in the Option Awards column reflect the dollar amounts recognized as stock-based compensation expense in fiscal 2008 for financial accounting purposes (excluding the effect of any estimate of future forfeitures, and reflecting the effect of any actual forfeitures) determined in accordance with FAS 123(R).

(3)	Messrs. Blumenstein and Grosfeld retired from the board of directors effective September 14, 2007.

(4)	$491,868 of the amount is attributable to the acceleration of outstanding options upon retirement, as described below.

In September 2007, the board of directors approved the grant of stock options to purchase 20,000 shares of the Company’s common stock under the 2001 Stock Option Plan to Messrs. Rosenstein and Smith in connection with their initial appointments to the board of directors.  The options were granted effective September 17, 2007, the effective date of their appointments, at an exercise price of $29.32 per share which was the fair market value of the Company’s common stock on the date of grant.  Fifty percent (50%) of the shares subject to each option vest 12 months from the date of grant with the remaining shares vesting 1/24th each month thereafter, such that the options shall be fully vested two years from the date of grant.  Vesting of the options may accelerate if any successor corporation does not assume the options in the event of a change in control.  Subsequent to such grants, the board of directors adopted and the shareholders subsequently approved the 2007 Equity Incentive Plan under which future director grants are to be made.

On September 6, 2007, the board of directors approved the amendment of stock options granted to former non-employee directors Harold Blumenstein and James Grosfeld under the Company’s 1992 and 2001 Stock Option Plans which amendments (i) accelerated in full the vesting of the unvested portion of those stock options outstanding immediately prior to their retirement date, and (ii) extended the period of time in which the outstanding stock options were exercisable until September 14, 2012, the fifth anniversary of each director’s retirement from the board of directors.

On December 6, 2007, the board of directors approved the grant of stock options to purchase 20,000 shares of the Company’s common stock under the 2007 Equity Incentive Plan to each of Messrs. Cohan and Englander as part of their annual board compensation for fiscal year 2008, at an exercise price of $40.44 per share which was the fair market value of the Company’s common stock on the date of grant.  Fifty percent (50%) of the shares subject to each option vest 12 months from the date of grant with the remaining shares vesting 1/24th each month thereafter, such that the options shall be fully vested two years from the date of grant. Vesting of the options may accelerate if any successor corporation does not assume the options in the event of a change in control. Messrs. Rosenstein and Smith were not eligible to receive an annual grant for 2008 since they received an option grant upon joining the board of directors in September 2007 (see above).

Option Grants for Fiscal Year 2009 Board Compensation.  On December 11, 2008, each of Messrs. Cohan, Englander, Meeks, Rosenstein and Smith were granted options to purchase 20,000 shares of the Company’s common stock under the 2007 Equity Incentive Plan as part of their annual board compensation for fiscal year 2009, at an exercise price of $26.15 per share which was the fair market value of the Company’s common stock on the date of grant.  Fifty percent (50%) of the shares subject to each option vest 12 months from the date of grant with the remaining shares vesting 1/24th each month thereafter, such that the options shall be fully vested two years from the date of grant. Vesting of the options may accelerate if any successor corporation does not assume the options in the event of a change in control.

Option Grant to New Director, Matt Blunt.  On January 13, 2009, Matt Blunt was appointed to the board of directors of the Company and, in connection therewith, he was granted an option to purchase 20,000 shares of the Company’s common stock under the 2007 Equity Incentive Plan at an exercise price of $26.40 per share which represents the fair market value of the Company’s common stock on the date of grant.  Fifty percent (50%) of the shares subject to each option vest 12 months from the date of grant with the remaining shares vesting 1/24th each month thereafter, such that the options shall be fully vested two years from the date of grant.  Vesting of the options may accelerate if any successor corporation does not assume the options in the event of a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the ownership of our common stock as of the record date (March 5, 2009) by (i) all persons known by us to be beneficial owners of five percent or more of our common stock; (ii) each of our current directors and nominees for director; (iii) any other named executive officers (as defined in the section of this Proxy Statement entitled “Executive Compensation — Summary Compensation Table”); and (iv) all of our executive officers and directors as a group. Beneficial ownership is determined based on SEC rules and includes certain stock options exercisable within 60 days of March 5, 2009, the record date for the Special Meeting. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Total Shares Outstanding (2)
Baron Capital Group, Inc. (3) 767 Fifth Avenue New York, NY 10153	4,532,443	5.4%
Named executive officers and directors:
Willis J. Johnson (4)	9,594,397	11.47%
Thomas W. Smith (5)	4,903,459	5.86%
Barry Rosenstein (6)	2,411,361	2.9%
A. Jayson Adair (7)	1,303,562	1.56%
David L. Bauer (8)	206,739	*
Daniel J. Englander (9)	158,108	*
Vincent W. Mitz (10)	134,499	*
Steven D. Cohan (11)	88,333	*
James E. Meeks (12)	59,585	*
William E. Franklin (13)	49,123	*
Matt Blunt**	–	*
All directors and executive officers as a group (16 persons)(14)	19,465,504	23.3%
________________________________
*	Represents less than 1% of our outstanding common stock.

**	Appointed to our Board of Directors on January 13, 2009.

(1)	Unless otherwise set forth, the mailing address for each of the persons listed in this table is: c/o Copart, Inc., 4665 Business Center Drive, Fairfield, California 94534.

(2)	Based on 83,660,118 shares outstanding as of January 31, 2009, the end of the second quarter of Company’s 2009 fiscal year.

(3)
Information based on Schedule 13G as filed with the Securities and Exchange Commission on February 12, 2009, by Baron Capital Group, Inc.  Includes 4,532,443 shares beneficially and jointly owned by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., and Ronald Baron. Baron Capital Group, Inc. has shared power to vote or direct the voting of  4,253,343 shares and shared dispositive power with respect to 4,532,443 shares; BAMCO, Inc. has shared power to vote or direct the voting of 4,091,180 shares and shared dispositive power with respect to 4,370,280 shares; Baron Capital Management, Inc. has shared power to vote or direct the voting of and shared dispositive power with respect to 162,163 shares; and Ronald Baron has shared power to vote or direct the voting of 4,253,343 shares and shared dispositive power with respect to 4,532,443 shares.  BAMCO and Baron Capital Management, Inc. are subsidiaries of Baron Capital Group, Inc.  Ronald Baron owns a controlling interest in Baron Capital Group, Inc.  Baron Capital Group, Inc. and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than Baron Capital Group, Inc. and Ronald Baron.  BAMCO and Baron Capital Management, Inc. disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, Baron Capital Management, Inc. and their affiliates.

(4)
Includes 5,082,442 shares of common stock held by the Willis J. Johnson and Reba J. Johnson Revocable Trust DTD 1/16/1997, for which Mr. Johnson and his wife are trustees, 2,231,680 shares of common stock held by the Reba Family Limited Partnership II, for which Mr. Johnson and his wife are the general partners, 1,147,410 shares of common stock held by the Willis Johnson and Joyce Johnson Family Limited Partnership, for which Mr. Johnson and his wife are the general partners, 646,740 shares of common stock held by the Lequeita Family Limited Partnership II, for which Mr. Johnson and his wife are the general partners, and 4,632 shares of common stock held in IRA accounts for Mr. Johnson and his wife.  Also includes options to acquire 481,493 shares of common stock held by Mr. Johnson that are exercisable within 60 days after March 5, 2009.

(5)
Information based on Schedule 13G, Amendment No. 8, as filed with the Securities and Exchange Commission on February 17, 2009 by Mr. Smith, Mr. Scott Vassalluzzo and Mr. Steven M. Fischer.  Thomas W. Smith has the sole power to vote or direct the vote of 1,461,250 shares and the sole power to dispose or to direct the disposition of 1,776,644 shares.  Scott J. Vassalluzzo has the sole power to vote or direct the vote of 14,500 shares and the sole power to dispose or to direct the disposition of 95,014 shares.  Steven M. Fischer has the sole power to vote or direct the vote dispose or to direct the disposition of no shares. Messrs. Smith, Vassalluzzo and Fischer have the shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 3,110,982, 3,110,982 and 2,893,782 shares, respectively.  Voting and investment authority over investment accounts established for the benefit of certain family members and friends of Messrs. Smith and Vassalluzzo are subject to each beneficiary’s right, if so provided, to terminate or otherwise direct the disposition of the investment account. Also includes options to acquire 15,833 shares of common stock held by Mr. Smith that are exercisable within 60 days after March 5, 2009. The mailing address for Mr. Smith is c/o Prescott Investors, 323 Railroad Avenue, Greenwich, CT 06830.

(6)
Includes 2,395,528 shares held by Jana Partners LLC as reported on Form 4 filed by Barry Rosenstein and Jana Partners LLC with the Securities and Exchange Commission on January 15, 2009 and reflects shares held beneficially by Jana Partners LLC through various entities and accounts under its management and control. Barry Rosenstein, a director of the Company, is the Managing Partner of Jana Partners LLC. Mr. Rosenstein and Jana Partners disclaim any beneficial ownership of any of the shares held by Jana Partners LLC except to the extent of their pecuniary interest therein.  Also includes options to acquire 15,833 shares of common stock held by Mr. Rosenstein that are exercisable within 60 days of March 5, 2009.  Such options were issued to Mr. Rosenstein in connection with his service as a non-employee director of the Company and Mr. Rosenstein has granted all of his beneficial ownership of the shares underlying the options to Jana Partners LLC, including the economic benefit, voting power and dispositive power over such shares.

(7)
Includes 280,254 shares held directly, 54,468 shares of common stock held by the A. Jayson Adair and Tammi L. Adair Revocable Trust, for which Mr. Adair and his wife are trustees, and 12,348 shares of common stock held by irrevocable trusts for the benefit of members of Mr. Adair’s immediate family.  Also includes options to acquire 956,492 shares of common stock held by Mr. Adair that are exercisable within 60 days after March 5, 2009.

(8)
Includes 1,829 shares held by the Bauer Family Trust for which Mr. Bauer and his spouse act as trustees, and options to acquire 204,910 shares of common stock held by Mr. Bauer that are exercisable within 60 days after March 5, 2009.

(9)
Includes 119,950 shares of common stock held by Ursula Capital Partners and 9,000 shares of common stock held directly by Mr. Englander. Ursula Capital Partners is an investment partnership for which Mr. Englander serves as the sole general partner. Mr. Englander disclaims beneficial ownership of the shares held by Ursula Capital Partners except to the extent of his pecuniary interest therein.  Also includes options to acquire 33,333 shares of common stock held by Mr. Englander that are exercisable within 60 days after March 5, 2009.

(10)	Includes 6 shares held directly and options to acquire 134,493 shares of common stock held by Mr. Mitz that are exercisable within 60 days after March 5, 2009.

(11)	Includes options to acquire 88,333 shares of common stock held by Mr. Cohan that are exercisable within 60 days after March 5, 2009.

(12)	Includes options to acquire 59,585 shares of common stock held by Mr. Meeks that are exercisable within 60 days after March 5, 2009.

(13)	Includes 2,021 shares held directly and options to acquire 47,102 shares of common stock held by Mr. Franklin that are exercisable within 60 days after March 5, 2009.

(14)	Includes options to acquire 2,571,114 shares of common stock held by all executive officers and directors as a group that are exercisable within 60 days after March 5, 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our compensation committee was, at any time during fiscal 2008, an officer or employee of ours or any of our subsidiaries, and no member of our compensation committee had any relationship requiring disclosure under Item 404 of Regulation S-K (Certain Relationships and Related Transactions) promulgated by the Securities and Exchange Commission. No interlocking relationship, as described by the Securities and Exchange Commission, currently exists or existed during fiscal 2008 between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

SHAREHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

The board of directors recommends that shareholders who wish to communicate directly with the board should do so in writing. The board of directors has approved the following procedure for shareholders to communicate with our directors. Mail can be addressed to directors in care of Copart, Inc., 4665 Business Center Drive, Fairfield, California 94534, attention General Counsel. All mail received will be logged in, opened and screened for security purposes. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to the directors at the next scheduled board meeting. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to “Outside Directors” or “Non-Management Directors” will be forwarded or delivered to the chairman of the nominating and governance committee. Mail addressed to the “Board of Directors” will be forwarded or delivered to the chairman of the board and chief executive officer. Our General Counsel may decide in the exercise of his or her judgment whether a response to any shareholder communication is necessary.

This procedure does not apply to shareholder proposals submitted pursuant to our bylaws and Rule 14a-8 of the Exchange Act, as discussed in this proxy statement under the caption “Deadline for Receipt of Shareholder Proposals for 2009 Annual Meeting.”

OTHER MATTERS

We know of no other matters to be submitted at the Special Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies that are being solicited by our board of directors grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Special Meeting, and the adjournment is for a period of less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the shareholders other than an announcement of the time and place at the Special Meeting. A majority of the shares represented and voting at the Special Meeting is required to approve the adjournment, regardless of whether there is a quorum present at the Special Meeting.

For the Board of Directors COPART, INC. Paul A. Styer Secretary

Dated:  March 12, 2009

IMPORTANT NOTICE RERGARDING INTERNET AVAILABILITY OF
PROXY MATERIALS FOR THE SPECIAL MEETING:

The Notice and Proxy Statement are available free of charge at http://www.edocumentview.com/CPRT.

Specific Internet voting instructions are also included in the enclosed proxy card.

APPENDIX A

COPART, INC.

STAND-ALONE STOCK OPTION AWARD AGREEMENT

NOTICE OF STOCK OPTION GRANT

Participant Name:

Address:

You have been granted a Nonstatutory Stock Option to purchase Common Stock of Copart, Inc. (the “Company”), subject to the terms and conditions of this Stand-Alone Stock Option Agreement (the “Option Agreement”), as follows:

Grant Number	_________________________________

Date of Grant

Exercise Price per Share	$________________________________

Total Number of Shares Granted	2,000,000

Total Exercise Price	$________________________________

Term/Expiration Date:

Vesting Schedule:

Subject to any acceleration provisions set forth in this Option Agreement, this Option may be exercised, in whole or in part, in accordance with the following schedule:

One fifth (1/5th) of the Shares subject to the Option shall vest on the one-year anniversary of the Date of Grant and one sixtieth (1/60th) of the Shares subject to the Option shall vest each month thereafter on the same day of the month as the Date of Grant, subject to Participant continuing to be a Service Provider through each such date.

Notwithstanding the foregoing and anything contrary in this Option Agreement, if (i) prior to a Change in Control, Participant’s status as a Service Provider is terminated by the Company without Cause, or (ii) upon or following a Change in Control, Participant’s status as a Service Provider is terminated (A) by the Company, successor corporation or the entity to whom Participant is providing services following a transaction (the “Employer”) without Cause, or (B) by Participant for Good Reason (any termination described in clauses (i) and (ii), a “Covered Termination”), then one hundred percent (100%) of Participant’s Shares subject to the Option shall immediately vest and become exerciseable.

Termination Period:

As set forth in Section 9 of this Option Agreement, this Option will be exercisable for twelve (12) months after Participant ceases to be a Service Provider, unless such termination is a Covered Termination, in which case this Option will remain exercisable through the Term/Expiration Date as provided above.  Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 11(c) of this Option Agreement.

By Participant’s signature and the signature of the Company's representative below, Participant and the Company agree that this Option is granted under and governed by the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, which is made a part of this document.  Participant has reviewed this Option Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Option Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Option Agreement.  Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	COPART, INC.

______________________________________	______________________________________
Signature	By

______________________________________	______________________________________
Print Name	Title

Resident Address:

______________________________________

______________________________________

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1.    Definitions.  As used herein, the following definitions will apply:

(a)    “Administrator” means the Board or any of its committees as will be administering the Option, in accordance with Section 17 of the Option Agreement.

(b)    “Option Agreement” means this Option agreement between the Company and Participant evidencing the terms and conditions of this Option.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Cause” means (i) any act of dishonesty made by Participant in connection with Participant’s responsibilities as a Service Provider; (ii) Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Participant’s gross misconduct; (iv) willful and continued failure of Participant to substantially perform his or her principal duties and/or obligations of employment to his or her Employer; or (v) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant’s relationship with the Company.

(e)    “Change in Control” means the occurrence of any of the following events:

(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 1(e), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(f)    “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(g)    “Common Stock” means the common stock of the Company.

(h)    “Company” means Copart, Inc., a California corporation, or any successor thereto.

(i)     “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(j)     “Director” means a member of the Board.

(k)     “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(l)      “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(m)    “Fair Market Value” means, as of any date, the value of the Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system.  If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock will be determined as the Administrator may determine in good faith.

(n)    “Good Reason” means, within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following without Participant’s consent: (i) the assignment, reduction or removal of Participant’s duties or position, either of which results in a material diminution in Participant’s authority, duties or responsibilities with the Company in effect immediately prior to such assignment, reduction or removal; (ii) a material reduction by the Company of Participant’s base salary as in effect immediately prior to such reduction; or (iii) the material change in geographic location of Participant’s principal place of performing his or her duties as a Service Provider of the Company by more than fifty (50) miles.  In order for an event to qualify as Good Reason, Participant must not terminate as a Service Provider without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(o)    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p)    “Notice of Grant” means the portion of this Option Agreement to which these Terms and Conditions of Stock Option Grant are attached.

(q)    “Option” means this option to purchase shares of Common Stock granted pursuant to this Option Agreement.

(r)     “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s)    “Participant” means the person named in the Notice of Grant or such person’s successor.

(t)     “Service Provider” means an Employee, Director, or Consultant.

(u)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of this Option Agreement.

(v)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

2.    Grant of Option.  The Company hereby grants to the Participant this Option to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Option Agreement.

3.    Vesting Schedule.  Except as provided in Section 4, the Option awarded by this Option Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant.  Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Option Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4.    Administrator Discretion.  The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time.  If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

5.    Exercise of Option.

(a)    Right to Exercise.  This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Option Agreement.

(b)    Method of Exercise.  This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit B (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company.  The Exercise Notice will be completed by Participant and delivered to the Company.  The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable tax withholding.  This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

6.    Method of Payment.  Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant.

(a)    cash;

(b)    check;

(c)    consideration received by the Company under a formal cashless exercise program adopted by the Company;

(d)    by net exercise whereby the Option may be exercised in full or in part by surrendering a portion of the Option as payment of the aggregate Exercise Price per Share for the number of Shares subject to the Option to be exercised. The number of Shares subject to the Option that would be surrendered in payment of the Exercise Price would be determined by multiplying the number of Shares to be exercised by the per Share Exercise Price, and then dividing the product thereof by an amount equal to the per Share Fair Market Value on the date of exercise.  If the Fair Market Value of the Shares subject to the portion of the Option that is surrendered pursuant to a net exercise exceeds the aggregate Exercise Price of the Exercised Shares, the excess will be paid to the Participant in cash.

(e)    surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

7.    Tax Obligations.

(a)    Tax Withholding.  Notwithstanding any contrary provision of this Option Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares.  To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant.  If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b)    Code Section 409A.  Under Code Section 409A, an option that vests after December 31, 2004 that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation.”  A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges.  The Discount Option may also result in additional state income, penalty and interest charges to Participant.  Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination.  Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.

8.    Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.  After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9.    Termination of Employment.  If Participant ceases to be a Service Provider, the Option will remain exercisable for twelve (12) months, unless such termination is the result of a Covered Termination, in which case the Option will remain exercisable through the Term/Expiration Date as set forth in the Notice of Grant, to the extent the Option is vested on the date of termination (but in no event later than the Term/Expiration Date as set forth in the Notice of Grant), and subject to earlier termination as set forth in Section 11(c).  Unless otherwise provided by the Administrator, if on the date of termination Participant is not vested as to the entire Option, the Shares covered by the unvested portion of the Option will terminate.  If after termination Participant does not exercise the Option within the time specified herein, the Option will terminate.

10.   Leaves of Absence.  Unless the Administrator provides otherwise, vesting of the Option granted hereunder will be suspended during any unpaid leave of absence.  Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

11.   Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)    Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Option Agreement, will adjust the number, class, and price of Shares covered by the Option.

(b)    Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify Participant as soon as practicable prior to the effective date of such proposed transaction.  To the extent an Option has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

(c)    Change in Control.  In the event of a merger or Change in Control, the Option will be treated as the Administrator determines, including, without limitation, that the Option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”).

In the event that the Successor Corporation does not assume or substitute for the Option, Participant will fully vest in and have the right to exercise all his or her outstanding Option, including Shares as to which the Option would not otherwise be vested or exercisable.  In addition, if the Option is not assumed or substituted for in the event of a Change in Control, the Administrator will notify Participant in writing or electronically that the Option will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option will terminate upon the expiration of such period.

For the purposes of this subsection (c), the Option will be considered assumed if, following the Change in Control, the Option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option, for each Share subject to the Option, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this subsection (c) to the contrary, an Option that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without Participant’s consent; provided, however, a modification to such performance goals only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Option assumption.

12.    No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

13.    Address for Notices.  Any notice to be given to the Company under the terms of this Option Agreement will be addressed to the Company, in care of its General Counsel at Copart, Inc., 4665 Business Center Drive, Fairfield, California, 94534, or at such other address as the Company may hereafter designate in writing.

14.    Non-Transferability of Option.  This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

15.    Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Option Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16.    Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.  Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

17.    Administrator Authority.  The Administrator will have the power to interpret this Option Agreement and to adopt such rules for the administration, interpretation and application of the Option Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested).  The Administrator has full authority and discretion to administer this Option Agreement, including but not limited to the authority to: (i) modify or amend the Option (subject to Section 21 of this Option Agreement), including, but not limited to, the discretionary authority to extend the post-termination exercise period of the Option, (ii) authorize any person to execute on behalf of the Company any instrument required to effect the grant or amendment of the Option previously granted or amended by the Administrator, and (iii) provide for the transferability of the Option.  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Option Agreement.

18.    Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Option by electronic means or request Participant’s consent by electronic means.  Participant hereby consents to receive such documents by electronic delivery through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.    Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.

20.    Agreement Severable.  In the event that any provision in this Option Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Option Agreement.

21.    Modifications to the Agreement.  This Option Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Option Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Option Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in this Option Agreement, the Company reserves the right to revise this Option Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Option.

22.    Governing Law.  This Option Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Option or this Option Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Solano County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Option is made and/or to be performed.

EXHIBIT B

COPART, INC.

STAND-ALONE STOCK OPTION AGREEMENT

EXERCISE NOTICE

Copart, Inc.
4665 Business Center Drive
Fairfield, CA 94534

Attention:  [_______]

1.    Exercise of Option.  Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Copart, Inc. (the “Company”) under and pursuant to the Stand-Alone Stock Option Agreement dated ________ (the “Option Agreement”).  The purchase price for the Shares will be $_____________, as required by the Option Agreement.

2.    Delivery of Payment.  Purchaser herewith delivers to the Company the full purchase price of the Shares and any required tax withholding to be paid in connection with the exercise of the Option.

3.    Representations of Purchaser.  Purchaser acknowledges that Purchaser has received, read and understood the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.    Rights as Stockholder.  Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option.  The Shares so acquired will be issued to Participant as soon as practicable after exercise of the Option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 11 of the Option Agreement.

5.    Tax Consultation.  Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares.  Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6.    Entire Agreement; Governing Law.  The Option Agreement is incorporated herein by reference.  This Exercise Notice and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser.  This Option Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of California.

Submitted by:	Accepted by:

PURCHASER	COPART, INC.

______________________________________	______________________________________
Signature	By

______________________________________	______________________________________
Print Name	Title

Address:

______________________________________

______________________________________

______________________________________
Date Received

Site of the Copart, Inc. Special Meeting

Directions to:	Copart, Inc.
4665 Business Center Drive
Fairfield, California 94534

From:	San Francisco Airport

Exit the airport on Highway 101 Northbound toward San Francisco. As you enter San Francisco, follow the signs directing you towards the Bay Bridge. This is Interstate 80 Eastbound. Follow Interstate 80 Eastbound for approximately 40 miles. This will take you over the Bay and Carquinez Bridges. Continue east on Interstate 80 until you reach Fairfield. Once in Fairfield you will exit at Suisun Valley Road. Turn left onto Suisun Valley Road and go over the freeway. At the first set of traffic lights, turn left onto Mangels. At the next set of traffic lights, turn left onto Business Center Drive, and then go to the first building on the left at 4665 Business Center Drive.

Special Meeting Proxy Card

A. Proposals - The Board of Directors recommends a vote FOR Proposal One.

1. To approve the grant of an option to acquire 2,000,000 shares of our common stock to each of Willis J. Johnson, our chairman and chief executive officer, and A. Jayson Adair, our president, as more fully described in the proxy statement, such grants to be made in lieu of any cash salary or bonus compensation in excess of $1.00 per year or the grant of any additional equity incentives for a five-year period.
For	Against	Abstain
☐	☐	☐

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B. Non-Voting Items
Change of address. Please print new address below:	Meeting Attendance:
____________________________________________________	Mark box to the right
If you plan to attend
the Special Meeting. ☐

C. Authorized Signatures - Sign Here - This section must be completed for your vote to be counted. Date and sign below.
Sign exactly as your name(s) appears on your stock certificate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated.  Executors, administrators, trustees, etc. are requested to so indicate when signing. If stock is registered in two names, both should sign.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – Copart, Inc.

Proxy for Special Meeting of Shareholders
April 14, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Copart, Inc. (the "Company") hereby revokes all previous proxies and appoints William E. Franklin and Paul A. Styer or either of them, each with full power of substitution, as the proxy and attorney-in-fact of the undersigned to vote and otherwise represent all of the shares registered in the name of the undersigned at the Special Meeting of Shareholders of the Company to be held on Tuesday, April 14, 2009, at 9:00 a.m., Pacific Time, at the Company's corporate headquarters located at 4665 Business Center Drive, Fairfield, California, and any adjournment thereof, with the same effect as if the undersigned were present and voting such shares on the following matters and in the following manner set forth on the reverse side

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL ONE ON THE REVERSE SIDE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

SEE REVERSE SIDE

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1 a.m. Central Time on April 14, 2009.

Vote by Telephone (within U.S. and Canada)		Vote by Internet		U.S. Mail Voting Instructions

●	Call toll free 1-800-652-VOTE (8683) in the United States, Canada or Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.	●	Go to the following web site: WWW.ENVISIONREPORTS.COM/CPRT	●
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Copart, Inc., c/o Paul A. Styer, 4665 Business Center Drive, Fairfield, California 94534.

●	Follow the instructions provided by the recorded message.	●	Follow the steps outlined on the secured website.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.